SCHEDULE 14A

INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. _____)

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TESSCO Technologies Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TESSCO Technologies Incorporated

11126 McCormick Road

Hunt Valley, Maryland USA 21031

NOTICE OF 2018  ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

July 18,  2018

NOTICE IS HEREBY GIVEN that the 2018  Annual Meeting of Shareholders of TESSCO Technologies Incorporated, a Delaware corporation (the “Company”), will be held at our offices located at 375 West Padonia Road, Timonium, Maryland 21093, USA, on Wednesday,  July 18, 2018 at 9:00 a.m., local time, for the following purposes:

1.

To elect eight director nominees to serve on our Board of Directors, each for a  one-year term ending at the Annual Meeting of Shareholders to be held in 2019  and until their respective successors are duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019.
3.	To conduct an advisory vote on named executive officer compensation for the fiscal year ended April 1, 2018.
4.	To conduct an advisory vote on the frequency of holding future advisory shareholder votes on named executive officer compensation.
5.	To act upon any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof, and any proposal presented for the adjournment of the meeting.

The Board of Directors of the Company has fixed the close of business on May 29,  2018  as the record date for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of shareholders as of the record date will be available for inspection at the Company’s corporate headquarters during business hours for a period of ten days before the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on July 18,  2018

Pursuant to rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet, allowing us to provide the information shareholders need, while lowering delivery and printing expenses. On or about June 8, 2018, we mailed to our shareholders a notice containing instructions on how our shareholders may access online our 2018  Proxy Statement, 2018 Annual Report to Shareholders, and Annual Report on Form 10‑K for the fiscal year ended April 1,  2018;  how our shareholders may request paper copies of these materials;  and how our shareholders may direct their votes. Neither our Annual Report to Shareholders nor our Annual Report on Form 10‑K constitutes soliciting materials, but provides you with additional information about the Company.

We invite your attention to each of these documents, and we invite you to attend the Annual Meeting of Shareholders, in person. If you are a shareholder of record, or a “registered holder,” meaning that you hold shares directly with Wells Fargo Shareowner Services, our transfer agent, the inspector of elections will have your name on a list, and you will be able to gain entry to the meeting with a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport. Shareholders holding stock in brokerage accounts, or in “street name,” will need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date. Shareholders attending the meeting in a representative capacity will need to bring evidence of their representative status in order to gain entry.

By Order of the Board of Directors,

Aric Spitulnik

Chief Financial Officer, Senior Vice President and Corporate Secretary

Hunt Valley, Maryland

June 8, 2018

EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE EITHER SUBMIT YOUR PROXY ONLINE, DIRECT YOUR VOTE VIA TELEPHONE, OR COMPLETE, SIGN AND DATE A PROXY CARD, WHICH IS AVAILABLE TO YOU ONLINE, OR UPON REQUEST, AND RETURN IT PROMPTLY TO US. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON AT THE MEETING.

TESSCO Technologies Incorporated

11126 McCormick Road

Hunt Valley, Maryland USA 21031

PROXY STATEMENT

INTRODUCTION

General

This Proxy Statement is made available to shareholders of TESSCO Technologies Incorporated, a Delaware corporation (the “Company” or “TESSCO”), in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies for use at the Annual Meeting of Shareholders to be held at our offices located at 375 West Padonia Road, Timonium, Maryland 21093, on Wednesday,  July 18, 2018 at 9:00 a.m., local time, and at any adjournment or postponement thereof.

Notice of Electronic Availability of Proxy Statement and Annual Report

Pursuant to the e-proxy rules and regulations adopted by the United States Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. On or about June 8,  2018, we mailed to our shareholders a notice (the “E-Proxy Notice”) containing instructions on how to access online our 2018  Proxy Statement, 2018  Annual Report to Shareholders and Annual Report on Form 10‑K for the fiscal year ended April 1,  2018, and on how a proxy may be submitted over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting proxy materials included in the E-Proxy Notice. These materials will be available free of charge and will be sent to you within three business days of your request. Neither our Annual Report to Shareholders nor our Annual Report on Form 10‑K  constitutes soliciting materials, but provides you with additional information about TESSCO.

Solicitation

The solicitation of proxies is being made primarily by mail and through the internet, but directors, officers, employees, and contractors retained by the Company may also engage in the solicitation of proxies by telephone. The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Innisfree M&A Incorporated to assist in the solicitation of proxies, at a cost to the Company for basic services of approximately $12,500. Depending upon the circumstances, the scope of services to be provided by Innisfree may expand, and cost would be expected to increase correspondingly. In addition, the Company may reimburse brokers, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners.

Voting Rights and Outstanding Shares

The Board of Directors of the Company has fixed the close of business on May 29, 2018 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting. On the record date,  8,421,035 shares of common stock, $0.01 par value per share, of the Company were issued and outstanding. Each share of common stock entitles the holder to one vote on each matter to be voted on at the Annual Meeting. There is no cumulative voting for the election of directors.

The presence, in person or by proxy, of at least a majority of the total number of shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. If there are not sufficient votes for a quorum, or if otherwise determined to be necessary or appropriate, the Annual Meeting may be adjourned or postponed from time to time,  including in order to permit the further solicitation of proxies.

Your vote is important. Because most of our shareholders cannot attend the Annual Meeting in person, it is necessary for a large number to be represented by proxy. Most shareholders have a choice of directing their vote over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in a postage-paid envelope that we will provide to you upon your request. Please check the information forwarded by your bank, broker or other holder of record to see what options are available to you. The Internet and telephone proxy vote facilities for shareholders of record are scheduled to close at 11:59 p.m. Eastern Daylight Time on the business day prior to the Annual Meeting day, but may remain open or be reopened if determined to be necessary or appropriate, or in the event of any adjournment or postponement of the Annual Meeting.

A shareholder may, with respect to the election of directors (i) vote “FOR” the election of the nominees, (ii) “WITHHOLD AUTHORITY” to vote for all nominees, or (iii) vote “FOR” the election of all nominees other than any nominee with respect to whom the shareholder withholds authority to vote. A shareholder may, with respect to each other matter specified in the notice of meeting, except the advisory vote on the frequency of future advisory votes on executive compensation, (i) vote “FOR” the matter, (ii) vote “AGAINST” the matter, or (iii) “ABSTAIN” from voting on the matter. As respects the advisory vote on the frequency of future advisory votes on executive compensation, a shareholder may vote for “ONE”, “TWO” or “THREE” YEARS, or may “ABSTAIN” from voting on the matter.

All shares of common stock entitled to vote and represented by properly submitted proxies received prior to the Annual Meeting and not revoked, will be voted in accordance with your instructions. If no instructions are specified, the shares of common stock represented by a properly submitted proxy will be voted in accordance with the recommendations of the Board of Directors.  The Board recommends a vote “FOR” the election of all director nominees,  “FOR” the ratification of Ernst & Young LLP as our independent registered accounting firm for fiscal year 2019, “FOR” approval, on an advisory basis, of the named executive officer compensation for fiscal year 2018 and “THREE YEARS” on an advisory basis, on the frequency of future advisory votes on named executive compensation.

A submitted proxy may indicate that all or a portion of the shares represented by the proxy are not being voted by the shareholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote common stock held in street name on certain matters in the absence of instructions from the beneficial owner of the common stock. These “nonvoted shares,” i.e., shares subject to a proxy which are not being voted by a broker or other nominee with respect to a particular matter, will be considered shares not present and entitled to vote on such matter, although these shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum.

Revocation of Proxies

A proxy may be revoked at any time before its exercise by the filing of a written revocation with Aric M. Spitulnik, Corporate Secretary of the Company, by timely providing a later‑dated proxy (including by internet or telephone vote), or by voting by ballot at the Annual Meeting. Mere attendance at the Annual Meeting will not revoke a proxy, and if you are a beneficial owner of shares not registered in your own name, you will need additional documentation from your record holder to vote personally at the Annual Meeting.

Required Vote

The affirmative vote of a majority of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon is required to approve each matter requiring the approval of shareholders, other than the vote on election of directors, which is by plurality vote. Under Delaware law, abstentions with respect to matters other than the election of directors are generally considered as shares present and entitled to vote and thus have the same effect as a vote against such matter. “Nonvoted shares” with respect to such a matter will not be considered as entitled to vote on the matter, and although will be present for purposes of determining a quorum, will not otherwise affect the determination of whether the matter is approved.

The vote on named executive compensation, sometimes referred to as a “say-on-pay” vote, is an advisory vote only, and therefore, it will not bind the Company or the Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future compensation decisions for our named executive officers. The compensation paid to our named executive officers, as disclosed in this Proxy Statement, will be approved, on a non-binding advisory basis, if a majority of the votes present and entitled to be cast on this proposal at the Annual Meeting vote “FOR” this proposal, assuming the presence of a quorum. Abstentions will have the same effect as a vote against, and non-voted shares will have no effect on the result of the vote.

The frequency of future advisory votes on executive compensation is also a non-binding advisory vote, and, therefore, it will not bind the Company or the Board. However, the Board will consider the voting results as appropriate when establishing the agenda for future annual meetings. The frequency (one, two or three years) of the advisory stockholder vote to approve the compensation paid to our named executive officers that receives the most votes at the Annual Meeting will be the frequency deemed to have been recommended by the stockholders.

In an uncontested election, if a nominee to the Company’s Board of Directors has a greater number of votes withheld than votes received "FOR" election, then that nominee will not have received a majority of the votes cast in his or her election, and our bylaws provide that such nominee will, within ten business days after the certification of the election results providing for the election of the nominee, submit to the Board a letter of resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will then assess the appropriateness of the continued service of such nominee and recommend to the Board the action to be taken on such tendered resignation. The Board will determine what action to take within ninety days after the date of the certification of election results.

The Board knows of no matters that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. Submission of a proxy, however, confers on the designated proxy the authority to vote the shares in accordance with their discretion on such other business, if any, as may properly come before the Annual Meeting or any adjournment thereof. If, for example, our Board or our Chairman or President determines to direct one or more adjournments of the meeting, the persons named as proxies on the enclosed proxy card will have discretionary authority to vote the shares represented by proxies in the event that it is determined to submit a proposal for adjournment to a vote. Proxies solicited by means of this proxy statement will be tabulated by inspectors of election designated by the Board, who will not be employees or directors of the Company or any of its affiliates.

Proposal No. 1 - ELECTION OF DIRECTORS

Our Board presently consists of eight directors with each director serving a term that continues until the annual meeting of shareholders in the year following his election or appointment and until his successor is elected and qualified.  Our incumbent directors, Messrs. Baitler, Barnhill, Beletic, Gaffney, Konsynski, Shaughnessy, Wright and Zifferer, have each been nominated by the Board for re-election at the Annual Meeting, to serve for an additional one-year term expiring at the Annual Meeting of Shareholders in 2019  and until their successors are elected and qualified. In the event that any nominee is unable or unwilling to serve, the Board may name a substitute nominee and the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board has no reason to believe that any nominee named herein will be unable or unwilling to serve.

The Board recommends a vote “FOR” the election of each of the nominees nominated by the Board.

Set forth below is information concerning the nominees for election at the Annual Meeting.

Jay G. Baitler, age 71, has been a director of the Company since 2007. Mr. Baitler is an Operating Partner at Atlas Holdings LLC, a private equity holding company which he joined 2012.  He served as Executive Vice President of Staples Contract Division from 2004 until his retirement in 2012. Prior to serving as Executive Vice President of Staples Contract Division, Mr. Baitler served as Mid-Atlantic Regional President and Senior Vice President, Contract Division at Staples. Prior to joining Staples in 1995, Mr. Baitler served as the Northeast Regional President at BT Office Products and President of Summit Office Supply.

Mr. Baitler oversaw significant growth at Staples, both organic and acquired, and was personally responsible for the integration of the largest acquisition in Staples’ history – the $4.4 billion acquisition of Corporate Express. He is well qualified to serve as a member of our Board due to his management, sales, marketing, procurement, business development, supply chain, vendor management, ecommerce and contract expertise.

Robert B. Barnhill, Jr., age 74, served as President and Chief Executive Officer of the Company since founding the business in its current form in 1982, until September 1, 2016, when he was succeeded in these positions by Murray Wright and, consistent with his employment agreement, began a two-year transition period as our Executive Chairman.  Mr. Barnhill has been a director of the Company since 1982, and has been Chairman of the Board since November 1993.

Mr. Barnhill is well qualified to serve as a member of our Board based on his experience as our long-standing CEO who has presided over our extensive growth.

John D. Beletic, age 66, has served as a director of the Company since July 1999 and as Lead Director since August 2008. Mr. Beletic was CEO of X-IO Technologies from November 2011 to May 2014 and served on its Board until 2016. Mr. Beletic was a venture partner or operating partner with Oak Investment Partners, a venture capital firm, from July 2002 to April 2018.   Mr. Beletic serves on the Board of Directors of Shareablee, a social media analytics company, and J5 Infrastructure, a provider of site selection, zoning and engineering services to the mobile carrier industry.   Earlier in his career, Mr. Beletic served as CEO of telecommunications companies Tigon Corporation, PageMart Wireless, and Weblink Wireless.

Mr. Beletic is well qualified to serve as a member of our Board due to his extensive experience leading companies in the telecommunications and technology industries and his experience evaluating and managing various companies during his tenure in the private equity industry.

Paul J. Gaffney, age 51, was appointed as a director of the Company in June 2018. Mr. Gaffney has served as Executive Vice President and Chief Technology Officer of Dick’s Sporting Goods since November 2017.  From August 2014 to November 2017, Mr. Gaffney served as Senior Vice President, Information Technology for The Home Depot, Inc. Prior to joining The Home Depot, Inc.,  Mr. Gaffney was the founding CEO of Keeps, Inc., from January 2014 to August 2014 and previously the Chief Executive Officer of AAA of Northern California, Nevada, and Utah from October 2011 to October 2014, where he also served as Chief Operating Officer from June 2009 until

October 2011. From 1995 to 2011, Mr. Gaffney held senior leadership roles in operations and technology at Desktone, Inc., Staples, Inc., Charles Schwab & Co., and Office Depot. Mr. Gaffney is a member of the board of directors of Experticity, Inc. and is a Henry Crown Fellow at the Aspen Institute.

Mr. Gaffney is well qualified to serve as a member of our Board based on his vast experience in executive positions, primarily focused on information technology.

Benn R. Konsynski, Ph.D., age 67, has been a director of the Company since November 1993. He is the George S. Craft Professor of Business Administration for Information Systems and Operations Management at the Goizueta Business School of Emory University. He is Director and founder of Emory’s Center for Digital Commerce, one of the first of its kind in the country. He was named Hewlett Fellow at the Carter Center in 1995. Prior to arriving at the Goizueta Business School, he was on the faculty at the Harvard Business School for seven years, where he taught in the MBA program and several executive programs. Professor Konsynski specializes in issues of digital commerce and information technology in relationships across organizations.

Dr. Konsynski is well qualified to serve as a member of our Board based on his knowledge and expertise in technology systems and digital commerce.

Dennis J. Shaughnessy, age 71, has been a director of the Company since 1989.  He  served as Executive Chairman of the Board of FTI Consulting Inc. FTI is a leading global consulting firm with $1.8  billion in revenues with operations in 24 countries and is traded on the New York Stock Exchange with a market cap of approximately $1.6 billion. Mr. Shaughnessy retired as Executive Chairman of FTI effective December 17, 2013.  Prior to joining FTI, Mr. Shaughnessy served as General Partner of Grotech Capital Group, a private equity firm, leading its traditional industry group, managing $1.0 billion in private equity. Prior to joining Grotech, Mr. Shaughnessy had been President and CEO of CRI International, an international petroleum refining service business, which was sold to Shell Oil in 1989.

Mr. Shaughnessy is well qualified to serve as a member of our Board due to his extensive experience in leading a large global consulting firm as well as his experience evaluating and managing various companies during his tenure in the private equity industry.

Murray Wright., age 62, has served as President and Chief Executive Officer of the Company since September 2016.  Prior to joining TESSCO, Mr. Wright served as Chief Executive Officer of Zones, Inc., a global IT solutions provider, from 2013 to 2015. Mr. Wright also served at Tech Data Corporation, as Senior Vice President, US Sales from 2006 to 2010, and as President, the Americas, a publicly traded global distributer of IT products and solutions, from 2011 to 2013.

Mr. Wright is well qualified to serve as a member of our Board based on his experience as President and CEO of Zones, Inc., and as President of the Americas of TechData Corporation. Mr. Wright has over 30 years of experience working in distribution, largely in the information technology segment.

Morton F. Zifferer, Jr., age 70, has been a director of the Company since November 1993. He has served as Chairman and CEO of New Standard Corporation, a privately held metal products manufacturing firm, since 1983. Mr. Zifferer and New Standard Corporation have partnered with several Fortune 500 companies globally to implement Six-Sigma continuous improvement activities and execute lean manufacturing techniques and sophisticated supply chain strategies and practices.

Mr. Zifferer is well qualified to serve as a member of our Board due to his extensive experience in providing manufacturing and supply solutions to large global companies. Mr. Zifferer is also the Audit Committee’s financial expert.

Board Independence and Leadership Structure

The Board has determined that, other than Messrs. Barnhill and Wright, each of the current directors, including the director nominees, is independent within the meaning of the Company’s director independence standards, which reflects both the NASDAQ and SEC director independence standards, as currently in effect. The four standing committees of the Board of Directors are comprised solely of independent directors with the exception of the Risk and Strategy Committee which includes Mr. Barnhill as a member.  In addition, each of the four standing committees is chaired by an independent director.

TESSCO believes that there are a wide array of leadership structures that could apply to many different business models and, therefore, that every company should be afforded the opportunity to determine the ideal structure for its board leadership. Leadership structures may change over time to best suit the Company’s current needs.  For more than two decades, from 1993 to 2016, Mr. Barnhill served as both our Chief Executive Officer and our Chairman of the Board. In this capacity, Mr. Barnhill was the individual most capable of effectively identifying strategic priorities, leading critical discussion and executing the Company’s strategy and business plans. The Board of Directors believed that for many years Mr. Barnhill’s combined role promoted decisive leadership, ensured clear accountability, and enhanced the Company’s ability to communicate its message and strategy clearly and consistently to its stockholders, employees and customers.

The Board, including Mr. Barnhill, also determined that it was necessary and appropriate to institute a reasonable transition plan,  and in March 2016 entered into an Amended and Restated Employment Agreement with Mr. Barnhill that contemplated a search for Mr. Barnhill’s successor as CEO and a plan for the transition of the day to day responsibilities for running the business from Mr. Barnhill to his successor.  This plan afforded the Company the unique ability to implement an orderly transition to a qualified successor CEO, while at the same time providing for retention of the expertise and experience of Mr. Barnhill as Executive Chairman and as a member of the Board of Directors.  Effective September 1, 2016, Murray Wright succeeded Mr. Barnhill as Chief Executive Officer and Mr. Barnhill then began a two-year transition period during which he is serving as Executive Chairman.  As a result, the Chairman of the Board and Chief Executive Officer roles are now divided between Mr. Barnhill and Mr. Wright.  Subject to shareholder election, Mr. Barnhill will continue to serve on the Board of Directors and the roles of Chairman of the Board and Chief Executive Officer will continue to be divided.

Beginning in fiscal year 2008, the Board established a Lead Director who is independent and is responsible for (1) assuring that the independent directors meet in executive sessions typically before and/or after each board meeting, (2) facilitating communications between other independent directors and the Chairman of the Board and Chief Executive Officer, and (3) consulting with the Chairman of the Board and Chief Executive Officer on matters relating to corporate governance and Board performance. The Lead Director is elected by our independent directors, upon the recommendation of the Nominating and Governance Committee, and his term as Lead Director runs from one Annual Meeting of Shareholders to the next Annual Meeting of Shareholders. Mr. Beletic currently serves as our Lead Director, and it is anticipated that he will continue to serve in that role following the 2018  Annual Meeting of Shareholders.

Meetings and Committees of the Board

The Board has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Risk and Strategy Committee. The membership during the last fiscal year and the function of each of the committees is described below. The Board met eleven  (11) times during fiscal year 2018, and during that period no director attended fewer than 75% of the total number of meetings of the Board and Committees on which that director served. The Company does not have a policy on director attendance at Annual Meetings, but all of our directors are invited and encouraged to attend Annual Meetings. All of our directors then in office were in attendance at the 2017  Annual Meeting.

Board Committee Membership (1)

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Risk and Strategy Committee
Jay G. Baitler	X	X		X
Robert B. Barnhill				X
John D. Beletic		X	X	X
Benn R. Konsynski	X		X
Dennis J. Shaughnessy		X		X
Murray Wright
Morton F. Zifferer	X	X	X

(1)	Mr. Gaffney, who joined the Board on June 6, 2018, is expected to be offered committee assignments at the meeting of the Board of Directors that follows the Annual Meeting.

Audit Committee

The Audit Committee is primarily concerned with the effectiveness of the auditing efforts by the Company’s independent public accounting firm. The Audit Committee’s duties include approving the selection of the independent registered public accounting firm, reviewing both the scope of audits conducted by them and the results of those audits, and reviewing the organization and scope of the Company’s internal system of accounting and financial controls. The Audit Committee met seven (7) times during fiscal year 2018. The Audit Committee also reviews and recommends to the Board updates to the Audit Committee charter, when it deems it appropriate. A copy of the Audit Committee charter is available for review on our Website (www.tessco.com), under the heading “Investors.” The Board has determined that Mr. Zifferer is the Audit Committee “financial expert” as defined by applicable SEC rules and is “independent” within the meaning of the applicable NASDAQ Rules. Mr. Zifferer serves as Chairman of the Audit Committee.

Compensation Committee

The Compensation Committee provides assistance to the members of the Board in fulfilling their responsibilities to the shareholders, potential shareholders and the investment community relating to compensation practices of the Company, including salary and other forms of compensation. The Compensation Committee’s primary duties and responsibilities are to formulate and recommend compensation policies of the Company that will enable the Company to attract and retain high-quality leadership in ways that are consistent with the Company’s established compensation philosophy. The Compensation Committee administers the Company’s incentive compensation plans, including our Third Amended and Restated 1994 Stock and Incentive Plan. The Compensation Committee met five (5) times during fiscal year 2018. A copy of the Compensation Committee charter is available for review on our Website (www.tessco.com), under the heading “Investors.” Mr. Beletic currently serves as Chairman of the Compensation Committee. The Compensation Committee has the authority to select, retain or obtain the advice of any compensation consultant, legal counsel or other advisor as it deems necessary to assist with its duties and responsibilities. The Company has not to date employed a compensation consultant.

Nominating and Governance Committee

The Company has a Nominating and Governance Committee, the functions of which include making recommendations to the Board regarding matters and practices concerning the Board, its committees and individual directors; evaluating the current composition and governance structure of the Board and determining its future requirements; making recommendations concerning nominees for election to the Board; and appointing Directors to Board Committees and selecting Chairpersons of the Board Committees. The Nominating and Governance Committee met two (2) times during fiscal year 2018. The Nominating and Governance Committee performs other related functions and is governed by a charter, a copy of which is available for review on our Website (www.tessco.com), under the heading “Investors.” Mr. Konsynski serves as Chairman of the Nominating and Governance Committee.

The Nominating and Governance Committee has determined, in its view, that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company, and have an impeccable record of and reputation for honest and ethical conduct in both his or her professional and personal activities. The Committee also examines a candidate’s specific experiences and skills, time availability, potential conflicts of interest and independence from management and the Company. While the Committee does not have a formal policy with respect to diversity, the Board believes that it is essential that the Board is comprised of members that have diverse backgrounds, skill sets, education and professional experience. The Board also follows the overall Company philosophy regarding maintaining an environment free from discrimination based upon race, color, religion, national origin, sex, age, disability, sexual orientation, marital status or any unlawful factor. Candidates may be identified through various means, including recommendations of current directors and executive officers, by the retaining third-party consultants to assist in this process, and by considering director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Committee will consider the needs of the Board and the qualifications of the candidate. The Committee may also consider other factors it determines to be relevant, such as the number of shares held by the recommending shareholder and the length of time that such shares have been held. For the Committee to consider a candidate, a shareholder must submit the recommendation in writing and must include the name of the shareholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership, and the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected and nominated. The shareholder recommendation and information must be sent to the Corporate Secretary at 11126 McCormick Road, Hunt Valley, Maryland 21031 and comply with the procedural requirements set forth in our bylaws and discussed more fully herein under the heading “Shareholder Proposals for the 2019 Annual Meeting”. Once a potential candidate has been identified, the Committee may collect and review information regarding the candidate to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, personal contact with the candidate may be made and further review of the candidate’s accomplishments, qualifications and willingness to serve may be undertaken and compared to other candidates. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration other factors, such as the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Risk and Strategy Committee

The Board has a Risk and Strategy Committee, the primary duties and responsibilities of which includes working closely with executive management to assess risks to the business, and capital allocation and growth strategies. Mr. Shaughnessy currently serves as Chairman of the Risk and Strategy Committee. The Risk and Strategy Committee did not meet during fiscal year 2018, but has resumed regular meetings in fiscal year 2019. A copy of the Risk and Strategy Committee charter is available for review on our Website (www.tessco.com), under the heading “Investors.”

Shareholder Communications with Directors

The Board recommends that shareholders initiate any communications with the Board in writing. Written communications may be directed to the Corporate Secretary. Shareholders can send communications by e-mail to corporatesecretary@tessco.com, or by mail to Corporate Secretary, TESSCO Technologies Incorporated, 11126 McCormick Road, Hunt Valley, Maryland 21031. This centralized process will assist the Board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

Board’s Role in Risk Oversight

The Board oversees the business of the Company, including CEO and senior management performance and risk management, in an effort to assure that the long-term interests of the shareholders are being served. Each committee of the Board is also responsible for reviewing Company risk exposure in the area of the committee’s responsibility and providing input to management on such risks.

Our management and Board have a process to identify, analyze, manage and report all significant risks to the Company. Our CEO and other senior managers regularly report to the Board on significant risks facing the Company, including financial, operational, competitive, legal, regulatory and strategic risks. Each of the Board committees reviews with management significant risks related to the committee’s area of responsibility and reports to the Board on such risks. The independent Board members also discuss material risks when they meet in executive session without management.

Director Compensation for Fiscal Year 2018

The current compensation program for independent directors is designed to achieve the following goals: fairly pay directors for work required for a company of our size; align directors’ interests with the long-term interests of shareholders; and structure compensation in a simple and transparent format, which is easy for shareholders to understand.

In consideration for services on the Board, each independent director (which excludes Messrs. Barnhill and Wright) of the Company is paid $25,000 per fiscal year and the Lead Director of the Company is paid $35,000 per fiscal year. In addition, each independent director of the Company, including the Lead Director, is paid $2,500 for each meeting of the Board and $1,000 for each meeting of a Committee of the Board that he or she attends. The director compensation table below does not include reimbursements for reasonable out-of-pocket expenses incurred in connection with attendance at Board or Committee meetings. Directors are also eligible to receive Performance Stock Units, or “PSUs”, Restricted Stock Units, or “RSUs”, or other equity based awards under our Third Amended and Restated 1994 Stock and Incentive Plan.  Since fiscal year 2012,  independent directors have received, and beginning with fiscal year 2018 Mr. Barnhill has also begun to receive, annual awards of RSUs, at the beginning of each fiscal year. These awards provide for the issuance of shares of the Company’s common stock in accordance with a vesting schedule, which typically provides for vesting of 25% of the shares on or about May 1 of each of the following four years, provided that holder remains associated with the Company (or meets other criteria as prescribed in the RSU award agreement) on each such date. Mr. Gaffney, who joined the Board as an independent director on June 6, 2018, will be compensated in the same manner as the other independent directors, and upon joining the Board was granted 3,000 RSUs, which will vest in accordance with the vesting schedule applicable to the RSU awards most recently granted to the other independent directors and Mr. Barnhill.

The following table summarizes the compensation awarded to, earned by, or paid to the Company’s  independent directors and Mr. Barnhill during fiscal year 2018:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value		All Other Compensation ($)		Total ($)
Jay G. Baitler	54,500	38,327	—	—	—		—		92,827
Robert B. Barnhill	—	38,327	—	—	18,001	(2)	574,897	(3)	631,225
John D. Beletic	59,500	38,327	—	—	—		—		97,827
Benn R. Konsynski	51,500	38,327	—	—	—		—		89,827
Dennis J. Shaughnessy	47,500	38,327	—	—	—		—		85,827
Morton F. Zifferer	55,500	38,327	—	—	—		—		93,827

(1)

This column represents the number of RSUs granted  (3,000 for each identified director), multiplied by the grant date fair value (calculated as the closing price of TESSCO common stock as reported by NASDAQ on the date of grant (May 10, 2017)  minus the present value of dividends expected to be paid on the common stock before the RSU vests, because dividends or dividend-equivalent amounts do not accrue and are not paid on unvested RSUs), which was $12.78 per share.  These shares have vested or will vest ratably on or about May 1  of 2018 2019, 2020 and 2021, assuming that each director remains affiliated with the Company on those dates, and subject to accelerated vesting upon a change in control, election results or termination of service to the Company under certain circumstances.  For a discussion of the assumptions made in the valuation of these awards,  see Note 16 to the audited consolidated financial statements in the Company’s Annual Report on Form 10‑K for the fiscal year ended April 1,  2018.

(2)

Pursuant to the terms of his previous and current employment agreement, the Company provides Mr. Barnhill with a supplemental executive retirement plan (SERP), which will provide a $75,000 annual pension benefit payable upon Mr. Barnhill’s retirement or termination of employment for reasons other than cause (as defined in the employment agreement). Mr. Barnhill has already reached the “normal retirement date” as defined in the SERP as age 62.  The Company records the present value of accumulated benefits based on Mr. Barnhill’s assumed continued employment for an additional one year. The present value of the accumulated benefit of the SERP as recorded in the Company’s financial statements is $901,363.  The amount in the above table is the present value of accumulated benefit using the assumption that Mr. Barnhill will retire immediately since he has already reached his “normal retirement date”.  It is currently anticipated that Mr. Barnhill will begin receiving payments under this SERP in fiscal year 2019.

(3)

Pursuant to the terms of Mr. Barnhill’s current employment agreement, Mr. Barnhill is paid a salary of $450,000 to serve as the Executive Chairman of the Company.   The employment agreement calls for Mr. Barnhill’s role as Executive Chairman and employment status to cease on September 1, 2018,  after which Mr. Barnhill’s salary will terminate and he will be compensated in the same manner as the independent directors. Mr. Barnhill was not considered an executive officer of the Company for fiscal year 2018 as he does not direct any operations of the Company.  Other compensation also includes: (i) payments in the amount of $77,500 made to Mr. Barnhill in lieu of split-dollar insurance policy cancelled in 2003; (ii) $3,132 allocated to Mr. Barnhill’s Retirement Savings Plan account; (iii) premiums of $21,409, and $5,613 for supplemental long-term disability coverage, and excess liability coverage, respectively; and (v) $17,243 for membership fees to various organizations that are used either exclusively or primarily for corporate development and business generation purposes.

Proposal No. 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31,  2019, and the Company seeks ratification of such appointment by the shareholders. Ernst & Young LLP has audited our financial statements commencing with the fiscal year ended March 30, 2003. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and be available to respond to appropriate questions.

Shareholder ratification of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to approve the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interest of our shareholders.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for fiscal years 2018  and 2017:

	2018	2017

Audit Fees (1)	$424,000	$474,000
Audit-Related Fees (2)	17,500	—
Tax Fees	—	—
All other fees	—	—
Total	$441,500	$474,000

(1)

Audit services of Ernst & Young LLP for fiscal years 2018  and 2017  consisted of quarterly reviews and the annual audit of the consolidated financial statements of the Company, and advisory services on technical issues related to the audit.

(2)	Accounting consultation related to the implementation of the new Revenue Recognition standard effective for fiscal year 2018.

Pursuant to the Company’s Audit Committee Charter, all audit services and permitted non-audit services to be performed for the Company by its independent registered public accounting firm are pre-approved by the Audit Committee. The Committee has delegated authority to one or more members to pre-approve audit and permitted non‑audit services (including pre-approval of fees), provided that the approvals granted by such persons are reviewed with the full Audit Committee at its next scheduled meeting. All fees incurred in fiscal years 2018  and 2017  and reflected in the table above were pre-approved.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of common stock of the Company, as of May 29, 2018,  by (i) all shareholders known by the Company to beneficially own more than five percent of our common stock, (ii) each of our current directors,  (iii)  our Chief Executive Officer and Chief Financial Officer serving during fiscal year 2018  and our other three most highly compensated executive officers at 2018  fiscal year end (collectively, the “named executive officers” or "NEOs"), and (iv) all directors and executive officers as a group. Percentage of beneficial ownership is based on 8,421,035 shares of common stock outstanding on May 29, 2018.  The amounts and percentage of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Directors and Named Executive Officers (1):
Robert B. Barnhill, Jr. (2)	1,686,585	20.0%
Jay G. Baitler	18,587	*
John D. Beletic	50,367	*
Paul J. Gaffney	—	*
Benn R. Konsynski, Ph.D.	146,017	1.7%
Dennis J. Shaughnessy	30,479	*
Morton F. Zifferer, Jr.	75,544	*
Charles W. Kriete	25,511	*
Douglas A. Rein	99,193	1.2%
Elizabeth S. Robinson	18,764	*
Aric M. Spitulnik	52,108	*
Murray Wright	117,201	1.4%

All Current Directors and Executive Officers as a group (12 persons)	2,320,356	27.6%

Five Percent Shareholders:
RBC Global Asset Management (3)	627,245	9.8%
Dimensional Fund Advisors (4)	513,752	6.1%
DePrince, Race & Zollo, Inc. (5)	843,923	10.1%
Ancora Advisors, LLC (6)	627,245	5.4%

*Less than 1% of the outstanding common stock.

(1)

Unless otherwise noted, each person exercises sole (or shares with a spouse or other immediate family member) voting and dispositive power as to the shares reported. Address for all Directors and NEOs is c/o TESSCO Technologies, Incorporated, 11126 McCormick Road, Hunt Valley, Maryland 21031.

(2)

Includes 316,500 shares held by Mr. Barnhill’s spouse and children and 28,250 shares held by a private charitable foundation of which Mr. Barnhill and his spouse are the sole directors. Mr. Barnhill disclaims beneficial ownership over the shares held by the foundation.

(3)	Derived from Schedule 13G filed by RBC Global Asset Management Inc. as of December 31, 2017 on February 12, 2018. RBC’s address is 50 South Sixth Street, Suite 2350 Minneapolis, Minnesota 55402.
(4)

Derived from Schedule 13G filed by Dimensional Fund Advisors LP as of December 31, 2017 on February 9, 2018.  Dimensional’s address is Palisades West, Building One, 3600 Bee Cave Road, Austin, Texas 78746.

(5)	Derived from Schedule 13G/A filed by DePrince, Race, & Zollo, Inc. as of April 30, 2018 on May 10, 2018. Deprince’s address is 250 Park Ave South, Suite 250, Winter Park, Florida 32789.
(6)	Derived from Schedule 13G filed by Ancora Advisors, LLC as of April 2, 2018 on April 11, 2018. Ancora’s address is 6060 Parkland Boulevard, Suite 200, Cleveland, Ohio 44124.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, which is composed solely of independent directors of the Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters, and is responsible under its charter for determining the compensation of TESSCO’s executive officers. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, including our Chief Executive Officer, Murray Wright.  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in TESSCO’s  2018  Annual Report on Form 10‑K (incorporated by reference) and in this proxy statement.

Compensation Committee

John D. Beletic, Chairman

Jay G. Baitler

Dennis J. Shaughnessy

Morton F. Zifferer

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (the “Committee”) of our Board of Directors (the  “Board”), which is comprised entirely of independent directors, oversees our executive compensation program and determines all compensation for our executive officers. From time to time, the Committee requests recommendations from our Chief Executive Officer (“CEO”) regarding the amounts, types and structure of our executive compensation.  This section of the proxy statement focuses on the compensation program for our CEO, Chief Financial Officer (“CFO”) and three other most highly compensated executive officers in fiscal year 2018, whom we refer to collectively as our “named executive officers”,  or “NEOs”. Our NEOs for purposes of this Compensation Discussion and Analysis are:

NEOs	Positions as of April 1, 2018
Murray Wright	President and Chief Executive Officer
Aric M. Spitulnik	Senior Vice President and Chief Financial Officer
Charles W. Kriete	Senior Vice President
Douglas A. Rein	Senior Vice President
Elizabeth S. Robinson	Senior Vice President

Executive Summary

TESSCO operates in the extremely competitive and rapidly changing wireless communication product and service industry.  The Committee believes that compensation programs for our NEOs should and do align the financial interests of the NEOs with those of our shareholders.  The programs are designed to attract, motivate and retain talented executives for our long-term success.

Our current executive compensation programs established by the Committee are heavily weighted to incentive compensation that is “at risk”.  The broad objectives of the programs are to:

•	Enable us to attract, retain and motivate executives who can significantly contribute to our short-term and long-term success, and to develop the overall talent of TESSCO;

•	Reward executives for the achievement of specific and overall business objectives;
•	Target compensation to be competitive with the organizations with which we compete for talent (although we do not engage in a formal benchmarking process);
•	Encourage and reward both profitable growth and operating efficiency;
•	To the extent equitable and practical, deliver compensation in a tax efficient and cost effective manner;
•	Provide a rational and consistent compensation system that is well communicated and understood by the participants;
•	Tie a significant portion of compensation to the accomplishment of strategic goals and the creation of long-term shareholder value; and
•	Provide motivational programs that focus not only on compensation, but also leadership development and personal growth opportunities.

During fiscal year 2018,  revenues totaled $580 million, a 9% increase over the prior year, and gross profits totaled $120 million, an 8%  increase.  Our selling, general and administrative expenses were up only 4% compared to fiscal year 2017. Earnings per share (after a one-time adjustment that contributed $0.06 per share, but which was not considered for purposes of compensation related determinations)  increased to $0.61 or a 265%  (or 224% excluding the effect of the one-time adjustment)  increase over the prior year.  Fiscal year 2018 was the first full year with Murray Wright as the CEO and included the addition and promotion of a number of new leaders across many departments.  The dramatic improvement in results, including the highest year-over-year revenue increase in six years, was generally in line with our expectations, and the pay to our NEOs in fiscal year 2018 is reflective of these results.

Our executive compensation program generally includes several elements that, taken together, we believe allow us to achieve the best alignment of Company growth, long-term shareowner value and team member retention.  These elements are:

•	Base salary
•	Performance-based and other incentive programs, consisting of
o	annual cash bonus based on Company performance
o	annual equity awards that, if earned, vest over a four-year period
o	periodic grants of stock options that vest over a four-year period

We strongly believe that our executives are properly motivated by appropriate base salaries and our pay for performance and other incentive programs. The Committee continues to believe equity based compensation based on performance-based and time-vested stock grants are aligned with long-term shareholder interests. The Committee continually reevaluates its approach to executive compensation, and when circumstances are determined to justify it, the Committee makes adjustments. The Committee has more recently concluded that stock option grants to NEOs and others can also provide an effective retention and/or recruiting tool and additional incentive for driving long-term stock price growth, and has recently increased its focus on stock option grants.

Components of NEO Compensation

The Company makes use of the following components for NEO compensation, which are established by the Company and approved by the Committee:

Component	Purpose	Relationship to Performance	Fixed or Performance Based	Short or Long Term
Base Salary	Is market-competitive and provides an appropriate level of fixed compensation to attract and retain executives.	Pre-set amount subject to adjustment based on individual performance.	Fixed	Short-Term
Performance-based Annual Cash Bonuses	Encourages annual results that create shareholder value.	Linked to actual achievement of predetermined Company objectives and personal performance.	Performance Based	Short-Term
Performance Stock Award Program	Encourages annual results that create shareholder value and provides retention incentive.	Linked to actual achievement of predetermined Company objectives. Shares, if earned, vest over a four-year period.	Performance Based	Long-Term
Restricted Stock Award Program	Encourages long-term retention and shareowner value through alignment with continuation of the Company’s dividend program.	Linked to continuation of the payment of dividends by the Company. Shares, if earned, cliff vest after a four-year period.	Performance Based	Long-Term
Stock Options	Encourages growth in shareholder value and provides retention incentive.	Based solely on growth in Company stock price from the grant date.	Fixed (though value increase dependent on positive stock performance)	Long-Term
Retirement and other benefits	Provides retention incentive and varying levels of nonperformance-based compensation.

NEO’s participate in the Company’s broad-based health and welfare, life insurance, disability and retirement programs and 401(k) Plan and Team Member Stock Purchase Plan, which are open to all of our employees.

			Fixed	Long-Term

Design

The Committee believes that a major portion of the NEO compensation should be at risk and subject to the financial performance of the Company.  The only guaranteed forms of NEO compensation are base salaries and the benefit programs (most of which are generally available to all management employees).  The remainder of compensation must be earned through the attainment of predetermined individual or company financial performance objectives, established and approved by the Committee, or through increases in our stock value, as well as continued employment until predetermined dates.  Our compensation programs are designed within a framework based on the achievement of pre-established financial targets or on stock performance.  This creates an alignment of the financial interest of our NEOs with those of our shareholders by providing appropriate near- and long-term financial incentives that reward executives for enhanced shareholder value and for achieving objectives designed to enhance shareholder value.

Reward Metrics

A significant percentage of NEO compensation potential is at risk and performance-based.  This performance-based compensation requires the achievement of specific performance targets intended to drive shareholder value over the long-term in order for the compensation to be paid and is designed to reward achievement of targeted financial results and individual performance.  These performance metrics are based on financial measures regularly used by our management internally to understand, manage and evaluate our business and make operating decisions.  The following table defines performance metrics used as an executive incentive measure, and states why the metric was selected and the compensation programs which use that metric.  Other or additional requirements may also apply to these or other compensation programs used by the Company.

Metric	Definition	Why Selected	Pay Program
Diluted Earnings Per Share	Diluted earnings per share is calculated by dividing earnings by the weighted average number of diluted common shares outstanding for the period.	Earnings Per Share and Diluted Earnings Per Share are widely used by investors and analysts as a measure to evaluate a company’s performance.	Performance Stock Award Program
Operating Income	A measure of gross profit less selling, general and administrative expenses. All NEOs are accountable for overall operating income as well as of their individual units, if applicable.

Operating income is widely used by investors and analysts as a measure to evaluate a company’s performance. As opposed to EPS, operating income excludes the impact of the Company’s tax rate which is generally not subject to control by the Company’s executives.

Performance-based Annual Cash Bonus Program
Operating Margin	A measure of operating income divided by total revenues. All NEOs are accountable for either the overall operating margin or the operating margin of their individual units, if applicable.	Operating margin is widely used by investors and analysts as a measure to evaluate a company’s performance.	Performance-based Annual Cash Bonus Program
Individual Performance Factor	Generally, a subjective assessment of the executive’s collaboration and ability to deliver bottom-line financial results.	This measure assesses alignment and accountability while adding an element of subjectivity and discretion.	Performance-based Annual Cash Program

How Compensation is Determined

Opportunity for Shareholder Feedback.  The Committee considered feedback from our shareholders regarding our executive compensation program.  The advisory  vote on our overall executive compensation policies and procedures first instituted in 2012 and continued in 2015 and again this year provides shareholders with an opportunity to communicate their views on our executive compensation program on a regular basis.

At our 2015 Annual Meeting of Shareholders, our shareholders voted to approve, on an advisory (non-binding) basis, the compensation paid to the Company’s named executive officers for fiscal year 2015.  We have considered this “2015 say-on-pay vote”  and we believe that strong support from our shareholders for the 2015 say-on-pay vote proposal indicates that our shareholders are supportive of our overall approach to executive compensation.  At our 2012 Annual Meeting of Shareholders, our shareholders voted in favor of the proposal to hold say-on-pay votes every third year. Accordingly, at this 2018 Annual Meeting of Shareholders, the shareholder advisory (non-binding) vote on executive compensation will be held. Also, at this 2018 Annual Meeting of Shareholders, the required shareholder advisory (non-binding) vote regarding the frequency interval will be held.

Base Salary.  Base salary is the fixed component of the NEO’s annual cash compensation and is set with the goal of attracting talented executives and adequately compensating and rewarding them for services rendered during the fiscal year. The Committee periodically reviews base salaries for our NEOs on its own initiative and at the recommendation of the Chief Executive Officer.  In reviewing base salaries, the Committee considers each NEO’s level of responsibility, the size and complexity of their business unit, changes in duties and responsibilities, the business and financial results, the relationship among base salaries paid to others within TESSCO, and knowledge of base salaries paid by peers to comparable executives.

Mr. Wright’s  base salary has been set by contract and cannot be reduced.  No other NEO has a base salary set by contract.

During fiscal year 2017,  Ms. Robinson’s base salary was increased upon her appointment as Senior Vice President. Mr. Kriete’s  base salary was set upon his hire in fiscal year 2017. Messrs. Rein and Spitulnik’s base salaries were last increased in fiscal year 2015.

Actual salaries paid to each NEO for fiscal year 2018  are set forth in the “Summary Compensation Table” under the heading, “Salary”.

Performance-Based Annual Cash Bonus Program.      Cash bonus earning opportunities for each individual are expressed as a percentage of the actual base salary paid to the NEO during the fiscal year, and are determined by the Committee.  The percentages are determined by the Committee based upon the NEO’s job level and responsibilities and may vary for different officers or business units.

Early in each fiscal year, the Committee establishes specific performance objectives for the payment of cash bonuses for that year. The performance objectives for each year are aligned with TESSCO’s growth and diversification strategies and have included: earnings per share, operating income, operating margin, non-concentrated net profit contribution, unit/segment results, customer growth, productivity measurements (i.e. net income as a percentage of revenues) and returns (i.e. return on assets). For fiscal year 2018, all performance objectives were annual targets, but in past years there has been a mix of quarterly and annual targets.  When establishing performance goals for a given period, the Committee reviews and discusses TESSCO’s business and financial plans for that year and key underlying assumptions, expectations under then-existing and anticipated market conditions, and the opportunity to generate shareholder value.  Based on these and other factors, the Committee establishes the performance targets for purposes of cash bonuses.

Generally, following the close of each fiscal year (or other measurement period when applicable), the Committee determines whether the performance objectives for the period have been achieved and evaluates and then rates the individual performance of each of the NEOs for purposes of cash bonuses.  This individual rating may increase or decrease the final cash bonus amount for an NEO.  The Committee evaluates each NEO’s leadership skills and contribution by considering a variety of factors, including collaboration within the organization and the individual’s ability to drive bottom-line results.

Also see the "Summary Compensation Table" included herein, under the heading “Non-Equity Incentive Plan Compensation”.

Performance Stock Award Program and other Equity Incentives.  The Committee believes that providing equity based rewards to senior leaders and key contributors who are responsible for developing and executing TESSCO’s growth strategies is in the best interests of all shareholders.  The Company has granted Performance Stock Units (PSUs) to its NEOs and other key contributors in each fiscal year, beginning in fiscal year 2005.  TESSCO’s Performance Stock Award Program is designed to reward the achievement of business objectives that benefit stockholders, and to help retain a successful and tenured management team.  While the Committee believes equity based compensation based on both performance and time-based metrics, like PSUs, is generally more aligned with long-term shareholder interests than stock options, it believes that stock option grants to NEOs can also serve as an effective retention and recruiting tool, and as additional incentive for driving long-term stock price growth. Similar to cash bonuses, the Committee establishes specific performance objectives for the earning of shares under PSU awards.  While those goals need not be the same as those established for cash bonuses, they are generally established on the basis of the same criteria and after similar consideration.  However, the sole company performance metric for PSUs granted to date has been annual earnings per share, with the Committee typically establishing “threshold” and “target” earnings per share thresholds for each measurement year. Generally, no shares are earned if the “threshold” is not met, and a maximum number of shares are earned if the “target” is met, all consistent with the desire of the Committee to incent the executive officers to increase earnings per share for the benefit of all shareholders.  Shares earned upon the satisfaction of performance measures for the applicable period vest and are issued over a four-year period, provided that the executive remains employed by the Company at the respective vesting dates.  As with cash bonuses, each executive officer’s performance is evaluated and rated by the Committee, and this rating may increase or decrease the final number of shares earned, but in no circumstances can the number of shares earned exceed the number of PSUs granted.

Due to the inherent difficulties in predicting earnings per share performance over a period longer than one year, PSUs have typically been granted with one-year measurement periods, and four-year vesting period.  The Committee believes this appropriately rewards the executive for company performance and presents a retention incentive.

Similar to cash bonuses, following the close of each fiscal year, the Committee determines whether and to what extent the performance thresholds have been met for PSU purposes.  When considering whether earnings per share performance thresholds have been met, the Committee considers the impact of these awards and payments under cash bonuses and all other cash and equity reward programs.

The Committee believes that our PSU program is working to align the efforts of recipients toward increasing earnings and maximizing shareholder value, and rewarding recipients only upon achievement of pre-defined performance goals. The Committee endeavors to set the performance goals in alignment with shareholder interests and believes generally that the full earning of annual PSU grants should be contingent on not only growing the Company’s business, but also on producing superior results. We believe the fact that just under half of the PSUs granted since the inception of the PSU program in the aggregate were earned is clear testimony to this view.  See table below, which reflects PSUs granted during, and earned or not earned in respect of performance for, the applicable fiscal year.

Fiscal Year	PSUs Granted	PSUs Earned	PSUs Not earned	% of PSUs Earned
2018	86,000	50,250	35,750	58%
2017	207,000	—	207,000	0%
2016	103,000	—	103,000	0%
2015	91,000	—	91,000	0%
2014	112,000	56,021	55,979	50%
2013	156,200	107,573	48,627	69%
2012	260,000	250,200	9,800	96%
2011	274,500	127,379	147,121	46%
2010	396,000	385,500	10,500	97%
2009	412,500	283,680	128,820	69%
2008	282,000	—	282,000	0%
2007	342,000	327,807	14,193	96%
2006	372,292	127,680	244,612	34%
2005	1,403,439	413,632	989,807	29%
Total/Average	4,497,931	2,129,722	2,368,209	47%

Following is a summary of the threshold, target and actual earnings per share amounts associated with the grant of PSU awards for each of the previous ten years, and the threshold and target earnings per share levels used for the PSUs granted to the NEOs and other key members of management in May 2018  (for the fiscal year 2019  measurement period).  In each year,  with the exception of fiscal year 2014,  the PSU target required to earn all PSU’s granted has been set at a higher level than the previous year actual EPS.  For fiscal year 2014, the targets remained the same as fiscal 2013, despite the transition of $213 million of revenue associated with our former relationship with AT&T.

Fiscal Year	PSU Threshold	PSU Target	Actual EPS
2019	$0.45	$0.83	n/a
2018	0.36	0.66	0.61
2017	0.50	1.00	0.17
2016	1.20	2.00	0.65
2015	2.06	2.33	1.04
2014	1.80	2.30	1.94
2013	1.80	2.30	2.15
2012	0.85	1.50	2.03
2011	1.27	1.50	1.27
2010	0.67	0.93	1.19
2009	0.73	1.15	0.82
2008	0.83	1.03	0.58
2007	0.44	0.55	0.77
2006	0.53	0.67	0.53

Since commencing the PSU award program,  the Compensation Committee has also periodically utilized restricted stock awards and stock options as additional compensation for certain key executives, when circumstances are determined to so warrant.  Stock option grants have increased over the prior three fiscal years. During fiscal year 2016, and again in fiscal year 2017, stock options for 20,000 shares of our common stock were granted to each of our Senior Vice Presidents, except that the option granted to Ms. Robinson in fiscal year 2017, the year during which she was promoted, was for 10,000 shares.  In addition, Mr. Wright was granted stock options for 250,000 shares of our common stock upon commencement of his employment as CEO in September 2016.  In fiscal year 2018, Mr. Kriete received stock options for 40,000 shares and Messrs. Rein and Spitulnik and Ms. Robinson each received stock options for 30,000 shares.  The exercise price for each of these options was equal to the trading price of our common stock on the respective grant dates.

In addition to PSUs and stock options, in September 2017, the Compensation Committee, with concurrence of the full Board, granted restricted stock units, or RSUs, to each of the NEOs, for varying numbers of shares of common stock.  The number of shares earned under these RSUs is tied to the continuing declaration and payment of dividends on the common stock of the Company, and the RSUs generally vest four years after the grant date.  These RSUs create the potential for additional equity compensation to the recipient NEOs and further align the compensation of the NEOs with the Company’s dividend policy and the interests of its stockholders.

Retirement and Other Benefits.  The key retirement and other benefits provided to TESSCO’s NEOs, where applicable, are described below.

•

Executive Life and Long-term Care Insurance.   NEOs, are provided life insurance benefits with coverage of between $250,000 and $500,000 ($1,000,000 for Mr. Wright), including the option to accelerate up to 100% of this death benefit to be used for long-term care expenses.

•

Supplemental Long-Term Disability.  If an NEO should become disabled and unable to work for a period lasting more than 90 days, this benefit will provide an additional level of income not covered by our group long-term disability plan. The group long-term disability plan provides coverage for up to two-thirds of salary and bonus, up to a maximum base salary of $144,000. See the “Potential Payments Upon Termination or Change in Control” section below for details on each executive’s current disability coverage.

•	Excess Liability Insurance. NEOs are provided with excess liability coverage of up to $20,000,000 for Mr. Wright and up to $10,000,000 for each of the other NEOs.

•	401(k) Plan and Team Member Stock Purchase Plan. NEOs are also eligible to participate in our 401(k) and Team Member Stock Purchase Plan, which are both open to all employees.

Executive Perquisites.  The Committee believes that it has taken a conservative approach to perquisites. Mr. Wright is provided with golf and social club memberships, used primarily for corporate development and business generation purposes.  See the “Summary Compensation Table” for an itemized disclosure of perquisites for Mr. Wright.  Each of the other NEOs was the beneficiaries of minor perquisites in fiscal year 2018, which totaled less than $10,000 for each. The Committee has considered these perquisites and has determined them to be reasonable and appropriate.

Fiscal Year 2018  Compensation

This section provides an explanation and analysis of the decision-making behind the compensation provided to NEOs for fiscal year 2018.

1.

Base Salary. Ms. Robinson’s salary  was increased to $275,000 upon her appointment to Senior Vice President during fiscal year 2017. Mr. Rein and Mr. Spitulnik’s base salaries remained at $345,000 and $275,000, respectively. Messrs. Rein and Spitulnik’s base salaries were last increased in fiscal year 2015. Mr. Kriete’s  base salary set upon commencement of his employment in January 2017, at $300,000. Mr. Wright’s salary was set at $550,000 upon his appointment as President and Chief Executive Officer during fiscal year 2017.  The Committee believes that all NEO salaries are consistent with the Committee’s philosophy of heavily weighting total compensation toward “at-risk” incentive compensation.

2.

Performance-based Annual Cash Bonuses.  At the beginning of fiscal year 2018, the Committee established various annual performance targets for purposes of a cash bonus plan.  Cash bonus earning opportunities for each individual are expressed as a percentage of the actual base salary paid to the NEO during the fiscal year, and are determined by the Committee.  These cash bonus earning opportunities for fiscal year 2018  were 100% for Mr. Wright and 65% for Messrs. Kriete, Rein, Spitulnik and Ms. Robinson.  The earning opportunity for fiscal year 2019 remains the same.

For fiscal year 2018, cash bonuses were determined on the basis of operating income and operating margin metrics for each NEO and an evaluation of individual performance.  Each NEO’s individual performance was subjectively assessed by the Committee, with input from the CEO, where applicable, and assigned an individual performance factor between 0% and 125%.  The individual performance factor was then multiplied by the output of the Company earnings per share performance component. Based on the significantly improved financial results achieved in fiscal year 2018, each NEO achieved most or all of their cash bonus opportunity.  Cash bonuses earned in fiscal year 2018 were $540,375 for Mr. Wright, $175,622 for Mr. Spitulnik, $220,326 for Mr. Rein, $175,013 for Mr. Kriete and $199,128 for Ms. Robinson.

3.

Performance Stock Award Program.  For fiscal year 2018, the Committee decided to continue the practice of granting NEOs annual long-term incentive awards, called Performance Stock Units or “PSUs”.  The Committee began the practice of issuing PSUs in fiscal year 2005 and has granted PSUs every year since.  Similar to cash bonuses, the Committee established specific performance objectives for the earning of shares pursuant to PSUs with a fiscal year 2018 measurement year. The fiscal year 2018  threshold and target earnings per share metrics were set at $0.26 and $0.66, respectively (fiscal year 2017  earnings per share were $0.17). Shares earned under PSU awards can be factored up (to 125%) or down (to 0%) based on the individual performance factor for each executive, but in no circumstances can the number of shares earned under each PSU award be greater than the amount of PSUs granted pursuant to the award.  For PSU’s granted in early fiscal year 2018 with a fiscal year 2018 measurement year,  75% were earned. Mr. Wright earned 7,500 shares and each of the other NEOs earned 3,750 shares related to the fiscal year 2018 PSU grant and earning achievement percentage.  For comparison, since the inception of the Performance Stock Award program in fiscal 2005 and including fiscal year 2018, on average 47% of annual PSU awards are earned – see table above under the heading “Performance Stock Award Program and other Equity Incentives”.  If and when earned based on performance, shares vest ratably in four installments, commencing on or about May 1 following the close of the measurement year and continuing on or about May 1 of the three succeeding years, provided the participant remains employed by or affiliated with the

Company on these dates, but subject to acceleration upon the occurrence of certain events.  Hence, PSU awards also encourage continued employment with the Company.  The Committee believes that Performance Stock Awards in the form of PSUs are an effective way to attract and retain a talented executive team and align executives’ interests with those of shareholders.

4.

Restricted Stock Units.  In August of fiscal year 2018, the Committee granted restricted stock units, or RSUs, to the NEOs, which create the potential for additional equity compensation commensurate with continued dividend payments on Company common stock over the four-year period following grant.  The number of shares earned by a recipient under these RSUs is determined by multiplying the number of RSUs covered by the award by a fraction, the numerator of which is the cumulative amount of dividends (regular, ordinary and special) declared and paid, per share, on the Common Stock, over an earnings period of up to four years, and the denominator of which is $3.20. Subject to earlier issuance upon the occurrence of certain events (as described in the applicable award agreement), any earned shares are issued and distributed to the recipient upon the fourth anniversary of the award date. Mr. Wright was awarded 19,000 of these RSUs, Messrs. Spitulnik and Kriete and Ms. Robinson were awarded 7,000 RSUs and Mr. Rein was awarded 4,000 RSUs.  These RSUs encourage NEO retention because no shares are issued until the expiration of the four-year period (subject to certain exceptions set forth in the applicable award agreement), and only if the NEO remains employed with the Company at the time.

5.

Stock Options.  The Committee believes that stock option grants to NEOs can sometimes also provide an effective retention and recruiting tool, and an additional incentive for driving long-term stock price growth.  During fiscal year 2018, the Committee granted stock options for 30,000 shares of our common stock to each of Messrs. Rein and Spitulnik and Ms. Robinson, and for 40,000 shares to Mr. Kriete.  The Committee believes stock options are an effective way to improve retention and directly tie the Company’s stock performance to management compensation.  The stock options have an exercise price equal to the grant date stock price, expire six years after the issue date, and generally vest over a four-year period, but are subject to acceleration upon the occurrence of certain events.  Mr. Wright was granted an option at the time of commencement of his employment on September 1, 2016, and has not received any subsequent option grants.

6.

Retirement and other Benefits.  The Committee has determined that providing retirement, severance and other benefits is necessary to remain competitive and to further the goals of the Committee in attracting, retaining and motivating executives who can significantly contribute to our short-term and long-term success, and to develop the overall talent of the Company.  The NEOs are also eligible to participate in the same medical, dental and similar welfare benefit programs that are available to our other employees.

Tax Deductibility of Compensation

The Committee considers the anticipated tax treatment to the Company and to the NEOs when reviewing the executive compensation and other compensation programs.  While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee’s overall compensation philosophy and objectives.  The Committee considers ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent.

The Internal Revenue Code generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to individual NEOs.  Previously, this limitation generally did not apply to compensation to certain NEOs that met certain requirements for "qualifying performance-based compensation". The Committee had generally sought to structure, where practicable, performance-based compensation in a manner intended to satisfy the requirements for deductible compensation, but at the same time reserving the right to pay compensation that does not qualify as deductible.  On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was enacted, which, among other things, repealed the “qualifying performance-based compensation" exception described in this paragraph. Following enactment of the Tax Cuts and Jobs Act, we generally expect that compensation paid to our NEOs in excess of $1 million will not be deductible, subject to an exception for compensation provided pursuant to a binding written contract in effect as of November 2, 2017.

The compensation that we pay to the NEOs is expensed in our financial statements as required by U.S. generally accepted accounting principles.  As one of many factors, the Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation.

Risk Considerations

The Compensation and Audit Committees periodically consider the risks associated with the structure of the Company’s executive compensation plans. These committees regularly review the various compensation programs, identify plan design features that could potentially encourage imprudent risk taking for short-term gain, and assess the presence or absence of controls that mitigate potential risks. These committees believe that the Company’s  overall control environment is strong and that our executive compensation programs have a number of risk mitigation factors, including:

•	The vast majority of our incentive compensation programs (cash and equity, but excluding stock options) are based on the achievement of corporate-wide strategic and financial performance objectives;
•	A significant portion of executive compensation is comprised of equity awards that vest over an extended period, usually four years.

Based on this review, the Compensation and Audit Committees, with the concurrence of the full Board of Directors, believe that the risks associated with the Company’s compensation policies and practices are not reasonably likely to result in a material adverse effect on the Company.

Stock Plan

The Company’s  Third Amended and Restated 1994 Stock and Incentive Plan, or the 1994 Plan, is currently the sole equity compensation plan under which we make grants and awards. All PSU awards and stock option grants made over the past decade or more have been made under the 1994 Plan.  The Committee and the Board believe that the ability to offer equity compensation incentives to eligible participants in the 1994 Plan, and particularly to our current and prospective senior management, is of paramount importance to our long-term success. The 1994 Plan, as currently in effect, provides for the grant or award to regular full-time employees (including officers) and non-employee directors of stock options, stock appreciation rights, restricted stock, restricted stock units and other performance awards, which may be denominated in shares of common stock or other securities of the Company.

The maximum number of shares of common stock issued or issuable at any time pursuant to awards granted under the 1994 Plan is 4,203,125, subject to further adjustment from time to time to reflect future stock splits and other similar events.  As of May 29, 2018, there were 245,450 shares of common stock available for future awards under the 1994 Plan. The shares of common stock underlying any awards granted under the 1994 Plan that either expire or are terminated or cancelled for any reason, without the issuance of the shares or payment in accordance with the terms of the corresponding award agreement, are returned to the pool of shares available for future awards under the 1994 Plan.

In addition, the Company maintains the Team Member Stock Purchase Plan. This plan permits eligible employees to purchase up to an aggregate of 450,000 shares of the Company’s common stock at 85% of the lower of the market price on the first day of a six-month period and the market price on the last day of that same six-month period. During fiscal year 2018, an aggregate of 13,423 shares were sold to employees under this plan. The number of shares of common stock available under this plan as of May 29, 2018  was 202,285.

Equity Compensation Plan Information

The following table sets forth information as of April 1,  2018, the last day of the Company’s fiscal year 2018, with respect to the Third Amended and Restated 1994 Stock and Incentive Plan and the Team Member Stock Purchase Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	691,958 (1)	$14.18 (2)	568,985 (3)

(1)

Includes the non-vested portion of the restricted stock units, or RSUs, made to various non-employee directors and executives  (84,958 shares), an aggregate of 67,000 shares of common stock subject to issuance pursuant to performance stock units, or PSUs, and an aggregate of 540,000 shares of common stock subject to issuance pursuant to outstanding stock options, in each case granted pursuant to the 1994 Plan. Of the 67,000 shares subject to issuance pursuant to PSUs, 50,250 shares have been earned and were issued on May 11,  2018. The remaining 16,750 shares were not earned on the basis of fiscal year 2018  performance and were cancelled in May 2018.  Hence, the amount appearing above does not reflect this cancellation. This amount also does not reflect additional PSUs issued on May 11,  2018, after our 2018  fiscal year-end, which provide the executive officers and certain other employees with the opportunity to earn up to an aggregate of 71,000 additional shares of common stock on the basis of fiscal year 2019  Company and individual performance.  These PSUs, if earned on the basis of fiscal 2019  performance, will vest ratably in four installments, commencing on or about May 1 following the close of the measurement year and continuing on or about May 1 of the next three years provided that the respective employees remain employed by the Company (or meet other criteria as prescribed in the applicable award agreement). This amount also does not reflect an additional 18,000 RSUs granted on May 11, 2018 and 3,000 RSUs granted on June 6, 2018, which provide non-employee directors and Mr. Barnhill with the opportunity to have issued to them at a later date, upon vesting, up to an aggregate of 21,000 shares of the Company’s common stock over a four-year period, provided that the respective participants remain associated with the Company (or meet other criteria as prescribed in the applicable award agreement).  This amount also does not reflect stock options issued in on May 11, 2018 for an aggregate of 49,000 shares of our common stock.   These stock options, which were granted with an exercise price equal to the grant date price, vest over four years and expire six years after the date of grant.

(2)

Does not reflect any impact for shares issuable pursuant to PSUs, RSUs or restricted stock, as these instruments do not include an exercise price.  The above amount reflects the weighted averaged exercise price of the 540,000 stock options outstanding at the end of fiscal year 2018.

(3)

Includes 202,285 shares of common stock available for purchase under the Team Member Stock Purchase Plan and 386,700 shares remaining available for issuance pursuant to future awards under the 1994 Plan. This amount does not reflect the 71,000 PSUs, the 21,000 RSUs or the stock options for 49,000 shares, all granted on  May 11, 2018, or the 3,000 RSUs granted to Mr. Gaffney on June 6, 2018, after our 2018  fiscal year-end, as described in footnote (1) above.  This amount also does not reflect the PSUs for an aggregate of 16,750 shares that were cancelled in May 2018. All of these shares were subsequently added back to the number of shares available for future award under the 1994 Plan, upon cancellation of the PSUs.

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by, or paid to the Company’s NEOs during fiscal years 2018, 2017 and 2016.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value	All Other Compensation	Total (15)
Murray Wright,	2018	550,000	343,640	—	540,375	—	71,642 (4)	1,505,657
President and Chief	2017	319,423	106,200	462,500	240,625	—	41,095 (5)	1,169,843
Executive Officer
Charles W. Kriete,
Senior Vice President,	2018	300.000	133,420	93,800	175,013	—	12,914 (6)	715,147
Commercial
Douglas A. Rein,	2018	345,000	99,340	72,300	220,326	—	16,579 (7)	753,545
Senior Vice President,	2017	345,000	161,700	33,800	52,500	—	13,403 (8)	606,403
Performance Systems	2016	345,000	243,603	71,000	—	—	16,717 (9)	676,320
and Operations
Aric M. Spitulnik,	2018	275,000	133,420	72,300	175,622	—	12,690 (10)	669,032
Senior Vice President,	2017	275,000	161,700	33,800	52,500	—	10,617 (11)	533,617
Chief Financial	2016	275,000	243,603	71,000	—	—	12,170 (12)	601,773
Officer and Corporate
Secretary
Elizabeth S. Robinson,	2018	275,000	133,420	72,300	199,128	—	12,660 (13)	692,508
Senior Vice President,	2017	250,000	107,800	16,900	40,000	—	8,613 (14)	423,313
Retail and Mobility

(1)

This column represents the number of PSUs and RSUs granted for the corresponding measurement year, without regard to the number of PSUs actually earned or RSUs vested, multiplied by the grant date fair value (calculated as the closing price of TESSCO common stock as reported by NASDAQ on the date of grant minus the present value of dividends expected to be paid on the common stock before the PSU and RSU vest, because dividends or dividend-equivalent amounts do not accrue and are not paid on unvested PSUs and RSUs).  The grant date fair value of PSUs for fiscal years 2018, 2017, and 2016  was $12.78, $10.78 ($10.62 for Mr. Wright) and $22.15, respectively. The grant date fair value of RSUs, which were only granted during fiscal year 2018 was $11.36.  These grant date fair value determinations reflect the FASB standard on stock compensation, which is the valuation method adopted by the SEC, and are not intended to represent the actual value of stock awards issued to the named executive officer.  In fiscal year 2018, 75% of PSUs were earned and will vest rating in four annual installments beginning in May 2018.  In fiscal years 2017 and 2016 no PSUs were earned and therefore there was no grant date value actually earned.  RSUs are earned on the basis of dividends declared and paid over a four-year period.  For a discussion of the assumptions made in the valuation of these awards see Note 16 to the audited consolidated financial statements in the Company’s Annual Report on Form 10‑K for the fiscal year ended April 1, 2018.

(2)	This column represents the aggregate grant date fair value of stock option awards, computed in accordance with the FASB standard on stock compensation.
(3)	Represents cash bonuses paid pursuant to the Company’s cash bonus program.
(4)

Represents $6,750 allocated to Mr. Wright’s Retirement Savings Plan Account, $20,185 in premiums for supplemental life insurance and long-term care coverage, premiums of $12,977 for supplemental long-term disability coverage, and $5,613 in premiums for excess liability coverage; and $26,117 for membership fees to various organizations that are used either exclusively or primarily for corporate development and business generation purposes. Total membership fees included annual dues of $25,642 paid to a club that requires that specific individuals be designated as members, even though this is a corporate membership. In 2018, Mr. Wright was designated as a member.

(5)

Represents $6,141 allocated to Mr. Wright’s Retirement Savings Plan Account, $16,862 in premiums for supplemental life insurance and long-term care coverage, premiums of $12,977 for supplemental long-term disability coverage, and $5,115 in premiums for excess liability coverage.

(6)

Represents $3,808 allocated to Mr. Kriete’s Retirement Savings Plan Account, $6,137 in premiums for supplemental life insurance and long-term care coverage, premiums of $1,148 for supplemental long-term disability coverage, and $1,821 in premiums for excess liability coverage.

(7)

Represents $6,750 allocated to Mr. Rein’s Retirement Savings Plan Account, $5,170 in premiums for supplemental life insurance and long-term care coverage, $2,838 in premiums for supplemental long-term disability coverage and $1,821 for excess liability coverage.

(8)

Represents $4,443 allocated to Mr. Rein’s Retirement Savings Plan Account, $4,728 in premiums for supplemental life insurance and long-term care coverage, $2,538 in premiums for supplemental long-term disability coverage and $1,694 for excess liability coverage.

(9)

Represents $3,975 allocated to Mr. Rein’s Retirement Savings Plan Account, $4,728 in premiums for supplemental life insurance and long-term care coverage, $6,429 in premiums for supplemental long-term disability coverage and $1,585 for excess liability coverage.

(10)

Represents $6,178 allocated to Mr. Spitulnik’s Retirement Savings Plan Account, $3,565 in premiums for supplemental life insurance and long-term care coverage, premiums of $1,126 for supplemental long-term disability coverage, and $1,821 in premiums for excess liability coverage.

(11)

Represents $4,396 allocated to Mr. Spitulnik’s Retirement Savings Plan Account, $3,401 in premiums for supplemental life insurance and long-term care coverage, premiums of $1,126 for supplemental long-term disability coverage, and $1,694 in premiums for excess liability coverage.

(12)

Represents $3,975 allocated to Mr. Spitulnik’s Retirement Savings Plan Account, $3,401 in premiums for supplemental life insurance and long-term care coverage, premiums of $3,209 for supplemental long-term disability coverage, and $1,585 in premiums for excess liability coverage.

(13)

Represents $6,461 allocated to Ms. Robinson’s Retirement Savings Plan Account, $3,283 in premiums for supplemental life insurance and long-term care coverage, premiums of $1,095 for supplemental long-term disability coverage, and $1,821 in premiums for excess liability coverage.

(14)

Represents $4,395 allocated to Ms. Robinson’s Retirement Savings Plan Account, $1,429 in premiums for supplemental life insurance and long-term care coverage, premiums of $1,095 for supplemental long-term disability coverage, and $1,694 in premiums for excess liability coverage.

(15)

In fiscal year 2018, the percentage of total salary and non-equity incentive plan compensation as a percentage of total compensation was, 72% for Mr. Wright, 66% for Mr. Kriete, 75% for Mr. Rein, 67% for Mr. Spitulnik and 68% for Ms. Robinson.  In fiscal year 2017, the percentage of total salary and non-equity incentive plan compensation as a percentage of total compensation was, 48% for Mr. Wright, 66% for Mr. Rein, 61% for Mr. Spitulnik and 69% for Ms. Robinson.  In fiscal year 2016, the percentage of total salary and non-equity incentive plan compensation as a percentage of total compensation was 51% for Mr. Rein,  and 46% for Mr. Spitulnik.

Grants of Plan-Based Awards in Fiscal Year 2018

The following table provides information about cash and equity awards granted to or earned by the named executive officers for fiscal year 2018.  All of the equity grants have been made under the Company’s  Third Amended and Restated 1994 Stock and Incentive Plan.  Grants of non-equity incentive plan awards are made under the Company’s  Cash Bonus Plan.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awarded (shares)
Name	Award Type	Grant Date	Threshold	Target	Maximum	Threshold (2)	Target (2)	Grant Price of Awards (3)	All Other Option Awards: Securities Underlying Options (#)	Exercise And Grant Date Price of Option Award ($/Sh)	Full Grant Date Fair Value (4)
Murray Wright	Cash Bonus	9/1/16	55,000	550,000	825,000
	PSUs	9/1/16				1,000	10,000	12.78			127,800
	RSUs	8/8/17					19,000	11.36			215,759
Charles W. Kriete	Cash Bonus	5/10/17	19,500	195,000	292,500
	PSUs	5/10/17				500	5,000	12.78			63,900
	RSUs	8/8/17					7,000	11.36			79,520
	Stock Options	5/10/17							30,000	$14.72	72,300
	Stock Options	4/12/17							10,000	$13.80	21,500
Douglas A. Rein	Cash Bonus	5/10/17	22,425	225,250	336,375
	PSUs	5/10/17				500	5,000	12.78			63,900
	RSUs	8/8/17					4,000	11.36			45,440
	Stock Options	5/10/17							30,000	$14.72	72,300
Aric M. Spitulnik	Cash Bonus	5/10/17	17,875	178,750	268,125
	PSUs	5/10/17				500	5,000	12.78			63,900
	RSUs	8/8/17					7,000	11.36			79,520
	Stock Options	5/10/17							30,000	$14.72	72,300
Elizabeth S. Robinson	Cash Bonus	5/10/17	17,875	178,750	268,125
	PSUs	5/10/17				500	5,000	12.78			63,900
	RSUs	8/8/17					7,000	11.36			79,520
	Stock Options	5/10/17							30,000	$14.72	72,300

(1)

Represents possible payouts under the annual cash bonus program for fiscal year 2018.  See “Compensation Discussion and Analysis” for more information on the annual cash bonus program, including other incentive paid to NEOs during fiscal year 2018.

(2)

The target column represents the number of shares available to be earned at any time under Performance Stock Units, or PSUs, and Restricted Stock Units, or RSUs, awarded to each NEO in fiscal year 2018.  In no instances can the maximum payout exceed the number of shares represented by the number of PSUs or RSUs identified in the target column.  PSUs are earned based on earnings per share measurement compared to the threshold and target goals in the applicable agreements, as well as individual performance.  RSU awards are earned over the four-year period following the date of award, with earning calculated by dividing the aggregate cumulative dividends declared and paid on Company common stock over that period by $3.20.  Subject to certain exceptions, the RSUs do not fully vest and no shares are issued under these RSU awards until the expiration of the four-year period, and only if the NEO then remains employed by the Company.  The threshold column as applicable to PSUs reflects the expected minimum number of share to be earned upon the Company meeting the applicable minimum fiscal year performance metrics for which PSUs may be earned, without regard to individual performance or other factors that may reduce the stated amount.  Any shares that are earned vest ratably in four installments, commencing on or about May 1 following the close of the measurement year and continuing on or about May 1 of the next three years provided that the NEO remains employed by the Company (or meets other criteria as prescribed in the applicable award agreement).

(3)

This column represents the grant date fair value of PSUs or RSUs, as applicable (calculated on the basis of the closing price of TESSCO common stock as reported by NASDAQ on the date of grant minus the present value of dividends expected to be paid on the common stock before the PSU or RSU vests, because dividends or dividend-equivalent amounts do not accrue and are not paid on unvested PSUs or RSUs).

(4)

This column represents the grant date fair value per PSU or RSU, as applicable (calculated on the basis of the closing price of TESSCO common stock as reported by NASDAQ on the date of grant minus the present value of dividends expected to be paid on the common stock before the PSU or RSU vests, because dividends or dividend-equivalent amounts do not accrue and are not paid on unvested PSUs or RSUs),  multiplied by the target number of shares, or for options the grant date fair value (determined in accordance with the Black-Sholes option pricing model) multiplied by the number of options granted.

Outstanding Equity Awards at 2018  Fiscal Year End

	Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (1)	Option Exercise Price ($) (1)	Option Expiration Date (1)	Number of Shares, or Units of Stock That Have Not Vested (#)		Market Value of Shares, or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Murray Wright	93,750	156,250	$12.59	9/1/22	7,500	(2)	172,625	15,438	(3)	357,390
					3,562	(3)	82,472
Charles W. Kriete	—	30,000	$14.75	5/10/23	3,750	(2)	86,813			117,197
	—	10,000	$13.80	4/12/23	1,312	(3)	30,384	5.688	(3)	131,677
	9,375	30,000	$13.65	1/23/23
Douglas A. Rein	—	30,000	$14.75	5/10/23	3,750	(2)	86,813
	13,333	6,667	$22.64	7/19/21	750	(3)	17,362	3,250	(3)	75,232
	7,083	12,917	$12.05	10/26/22
Aric M. Spitulnik	—	30,000	$14.75	5/10/23	3,750	(2)	86,813
	13,333	6,667	$22.64	7/19/21	1,312	(3)	30,384	5,688	(3)	131,677
	7,083	12,917	$12.05	10/26/22
Elizabeth S. Robinson	—	30,000	$14.75	5/10/23	3,750	(2)	86,813
	3,542	6,458	$12.05	10/26/22	1,312	(3)	30,384	5,688	(3)	131,677

(1)

Represents options issued during fiscal years 2018, 2017 and 2016, as applicable.  The grant date for each option is the date six years prior to the expiration date.  The exercise price was equal to the stock price on the date of the grant.  The options vest 25% on the first anniversary of the grant date and then 1/36 each month for the next 3 years, subject to possible acceleration of vesting or forfeiture.

(2)

Relates to a PSU award made May 10, 2017 which is earned on the basis of fiscal 2018 performance and if earned has a four-year vesting period. The non-vested shares vested or will vest ratably in four equal annual installments beginning on or about May 1, 2018 and continuing on or about May 1 of each of the three successive years.

(3)

Relates to RSU awards granted August 8, 2018, which are earned over the four-year period following the date of award, with earning calculated by dividing the aggregate cumulative dividends declared and paid on Company common stock over that period by $3.20.  Subject to certain exceptions, the RSUs do not fully vest and no shares are issued until the expiration of the four-year period, and only if the NEO then remains employed by the Company.  As of fiscal 2018 year end, each of these RSUs was 18.75% earned but remain subject to vesting at the end of the four-year period.

(4)	Based on the closing price of TESSCO common stock as reported by NASDAQ on the last trading day of our fiscal year 2018, March 29, 2018 ($23.15).

Option Exercises and Stock Vested for Fiscal Year 2018

The following table summarizes the option exercises and vesting of stock awards for each of the named executive officers during fiscal year 2018.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#) (1)	Value Realized on Vesting ($) (1) (2)
Murray Wright	—	—	—	—
Charles W. Kriete	—	—	—	—
Douglas A. Rein	—	—	1,577	23,261
Aric M. Spitulnik	—	—	568	8,378
Elizabeth S. Robinson	—	—	482	7,110

(1)

Shares related to a PSU award made May 14, 2013.  In accordance with the terms of the applicable PSU award, these shares all vested on May 11, 2017, when the closing market price of our Common Stock as reported by NASDAQ was $14.75 per share.

(2)	Reflects the grant date fair value of the Common Stock award on the date of vesting.

Pension Benefits for Fiscal Year 2018

The following table sets forth information on the pension benefits for our named executive officers:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year ($)
Charles W. Kriete	—	—	—	—
Douglas A. Rein	—	—	—	—
Aric M. Spitulnik	—	—	—	—
Elizabeth S. Robinson	—	—	—	—
Murray Wright	—	—	—	—

Nonqualified Deferred Compensation for Fiscal Year 2018

We do not offer a nonqualified deferred compensation plan to our named executive officers.

Employment Agreements/Payments upon Termination or Change in Control

The information contained in this section details the estimated incremental value transfer that a currently employed Named Executive Officer (NEO) would receive in various scenarios relating to a termination of employment.  All payments that would be made to any current NEO assume that the triggering event occurred as of April 1, 2018, the last day of our fiscal year 2018.  The value of stock transactions discussed below have been calculated using a price of $23.15, the closing price of our stock as reported by NASDAQ on the last trading day of our 2018  fiscal year,  March 29, 2018.  The actual amounts that would be paid to any current NEO can only be determined at the time and based upon the circumstances of an actual termination of employment and would vary from those listed below.  This section does not address compensation that is unaffected by these various scenarios.  Certain of the terms used below, such as "good reason", "disability", "cause" and others, may be defined under the terms of the applicable employment agreements or other contracts between the Company and the applicable officer.

Mr. Wright

The termination or separation of the employment of Mr. Wright is governed in part by an Employment Agreement, dated as of August 29, 2016.  The discussion appearing below details the benefits and timing of payouts associated with each termination of employment noted in the agreement, and under the applicable PSU awards, stock options and other arrangements, as of April 1, 2018, the last day of our fiscal year 2018.  In addition, Mr. Wright is entitled to base salary and other compensation earned then to date but not yet paid. The discussion below is qualified in its entirety by the terms of the Employment Agreement.

Termination by the Company without cause or resignation by Mr. Wright for good reason not in connection with or following a change in control.

•	Two times Mr. Wright’s current base salary (currently $550,000) paid in equal installments over a twelve-month period.
•

Full vesting of all shares earned under prior fiscal year PSU awards, without regard to the otherwise applicable requirement of continued employment by or affiliation with the Company (7,500 shares having a value of $173,625).

•

Vesting of all shares earned to date under Mr. Wright’s restricted stock unit award, calculated on the basis of the amount of dividends declared and paid since the grant of the RSUs divided by $3.20.  This represents 3,562 shares having a value of $82,472.

•	Any accrued bonus at the date of termination ($540,375 for fiscal year 2018).
•

If Mr. Wright elects continuation health insurance coverage under COBRA, he would pay the then-current portion of the cost of such coverage that would be payable by the Company’s similarly situated active employees, and the Company would pay the balance of coverage for approximately one year.

•

Mr. Wright would be entitled to exercise the stock option granted to him at the commencement of his employment for up to 250,000 shares to the same extent that such options would have been exercisable on the termination date, for a period of three months thereafter (but in no event later than the option expiration date). The intrinsic value of these currently exercisable stock options (with an exercise price of $12.59 per share which is lower than $23.15, the closing price of our stock as reported by NASDAQ on the last trading day of our fiscal year, March 29, 2018), would be $990,000.

Termination due to Mr. Wright’s death or disability.

•

Full vesting of all shares earned under all fiscal 2018  PSU awards, without regard to the otherwise applicable requirement of continued employment by or affiliation with the Company (7,500 shares having a value of $173,625).

•

Vesting of all shares earned to date under Mr. Wright’s restricted stock unit award, calculated on the basis of the amount of dividends declared and paid since the grant of the RSUs divided by $3.20.  This represents 3,562 shares having a value of $82,460.

•	Any accrued bonus at the date of termination ($540,375 for fiscal year 2018).
•	In the event of his death, his designated beneficiary will receive $1,000,000 in life insurance benefits or long-term care.
•	Disability benefits under a supplemental disability policy until he reaches age 65 at an amount equal to 65% of current base salary.
•

Mr. Wright would be entitled to exercise stock options to the same extent that such options would have been exercisable on the termination date, for a period of twelve months thereafter (but in no event later than the option expiration date).   Mr. Wright currently has 93,750 exercisable stock options with an exercise price of $12.59 per share.  The intrinsic value of these currently exercisable stock options (with an exercise price lower than the closing price of our stock as reported by NASDAQ on the last trading day of our fiscal year, March 29, 2018), would be $990,000.

Change in Control

•

If the employment of Mr. Wright is terminated by the Company without cause or by him upon resignation for good reason, or upon death or disability, in either case following a change in control, he is entitled to be paid the same cash amounts, and to continued COBRA benefits, as are described above as payable or available upon termination without cause or for good reason and not in connection with or following a change in control.

•

Upon a change in control, PSUs held by Mr. Wright and related to the 2018 fiscal year would become earned as though earnings per share equals the Target earnings per share as specified in applicable PSU agreement, and Mr. Wright's individual performance factor is assumed to be 100%. These PSUs would vest immediately. Mr. Wright was granted 10,000 PSUs, on May 10, 2017. Therefore, even though only 7,500 of these shares were actually earned pursuant to these PSUs based on fiscal year 2018 results, had a change in control occurred at fiscal year-end and prior to performance determinations, Mr. Wright would have earned an additional 2,500 shares, or 10,000 shares in the aggregate, having a current value of $231,504.

•

Upon a change in control, all shares earned to date under the restricted stock unit award granted to Mr. Wright, calculated on the basis of the amount of dividends declared and paid since the grant of the RSUs divided by $3.20, will vest. This represents 3,562 shares having a value of $82,460.

•

Upon a change in control, Mr. Wright would be entitled to exercise the stock option granted to him at the commencement of his employment for up to 250,000 shares to the same extent as such options would have then otherwise been exercisable, except that, in the case of a termination of his employment by the Company without cause or by Mr. Wright for good reason, or in the event an equivalent replacement option is not provided to him if the Company is not the survivor,  in each case following or in connection with a change in control, the option will accelerate and become fully exercisable. The intrinsic value of the stock options held by Mr. Wright (with an exercise price of $12.59 per share, which is lower than $23.15, the closing price of our stock as reported by NASDAQ on the last trading day of our fiscal year, March 29, 2018), would be $2,640,000 if exercised upon acceleration following a change in control and termination of Mr. Wright's employment without cause or by him for good reason.

Except with regard to the outstanding options, PSU and RSU awards, in order for Mr. Wright to receive the benefits discussed above related to a termination by the Company without cause or a resignation by Mr. Wright for good reason and to a termination due to a change in control or a resignation for good reason following a change in control, Mr. Wright is required to sign and deliver a release to the Company releasing the Company from all claims. Mr. Wright would also be restricted from competing against the Company and from soliciting certain Company employees for approximately one year.

Messrs. Kriete, Rein, Spitulnik and Ms. Robinson

The termination or separation of the employment of Messrs. Kriete, Rein,  and Spitulnik, and Ms. Robinson,  are governed in part by similar but not identical Severance and Restrictive Covenant Agreements, dated as of January 23, 2017, February 2, 2009,  May 27, 2014, and March 24, 2017, respectively.  The discussion appearing below details the benefits and timing of payouts associated with each termination of employment noted in those agreements,  and under the applicable PSU awards, stock options and other arrangements.  In addition, each NEO is entitled to base salary and other compensation earned then to date but not yet paid.  The discussion below is qualified in its entirety by the terms of the applicable Severance and Restrictive Covenant Agreement.

Termination by the Company without cause or resignation of the NEO for good reason.

•

For Mr. Rein, a severance payment of 1.65 times base salary, for Mr. Spitulnik and Ms. Robinson, a severance payment equal to 1.0 times base salary plus any accrued bonus for the fiscal year, and for Mr. Kriete, a severance payment equal to 0.5 times base salary plus any accrued bonus for the fiscal year. For Mr. Rein, this equals $569,250; for Mr. Spitulnik and Ms. Robinson, this equals $275,000 plus accrued bonus of $175,622 and $199,128, respectively; for Mr. Kriete this equals $150,000 plus accrued bonus of $175,013.  Messrs. Rein and Spitulnik’s  and Ms. Robinson’s  severance payments would be paid in twelve consecutive equal monthly installments. Mr. Kriete’s severance payments would be paid in six consecutive equal monthly installments.

•

If the NEO elects continuation health insurance coverage under the COBRA, the NEO would pay the then-current portion of the cost of such coverage that would be payable by the Company’s similarly situated active employees and the Company shall pay the balance of coverage for approximately 1 year.

•

Full vesting of all shares earned under all fiscal 2018 and earlier PSU awards,  without regard to the otherwise applicable requirement of continued employment by or affiliation with the Company.  Each NEO has 3,750 shares having a value of $86,113.

•

Vesting of all shares earned to date under each NEO’s restricted stock unit award, calculated on the basis of the amount of dividends declared and paid since the grant of the RSUs divided by $3.20.  This represents 1,312 shares having a value of $30,384 for Messrs. Kriete and Spitulnik and Ms. Robinson, and for Mr. Rein, 750 shares having a value of $17,362.
•

The NEO is entitled to exercise stock options to the same extent that such options would have been exercisable on the termination date for a period of three months thereafter (but in no event later than the option expiration date). For each of Messrs. Rein and Spitulnik this means vested stock options exercisable for 20,417 shares of our common stock, for Mr. Kriete, vested stock options exercisable for 9,375 shares of our common stock, and for Ms. Robinson, vested stock options exercisable for 3,542 shares.

Termination due to the NEO’s death or disability.

•

Full vesting of all shares earned under all fiscal 2018 and earlier PSU awards, without regard to the otherwise applicable requirement of continued employment by or affiliation with the Company.  Each NEO has 3,750 shares having a value of $86,113.

•

Vesting of all shares earned to date under each NEO’s restricted stock unit award, calculated as the amount of dividends declared and paid since the grant of the RSUs divided by $3.20.  This represents 1,312 shares having a value of $30,384 for Messrs. Kriete and Spitulnik and Ms. Robinson, and for Mr. Rein, 750 shares having a value of $17,362.

•	For Messrs. Kriete, Spitulnik and Ms. Robinson, any accrued bonus for the fiscal year, which was equal to $175,103, $175,622 and $199,128, respectively.
•	In the event of the NEO’s death, the NEO’s designated beneficiary will receive $500,000 in life insurance benefits.
•

Disability benefits under a supplemental disability policy cover each NEO until they reach age 65 at an amount equal to their current base salary plus the average of the previous 2 years variable income.

•

The NEO is entitled to exercise stock options to the same extent that such options would have been exercisable on the termination date for a period of twelve months thereafter (but in no event later than the option expiration date).  For each of Messrs. Rein and Spitulnik this means vested stock options exercisable for 20,417 shares of our common stock, for Mr. Kriete, vested stock options exercisable for 9,375 shares of our common stock, and for Ms. Robinson, vested stock options exercisable for 3,542 shares.

Change in control.

•

If the employment of Messrs. Rein or Spitulnik, or Ms. Robinson, is terminated by the Company without cause or by the executive upon resignation for good reason, or upon death or disability, in either case following a change in control, each is entitled to be paid the same cash amounts, and entitled to continued COBRA benefits, as are described above as payable or available upon termination without cause or for good reason. If the employment of Mr. Kriete, is terminated by the Company without cause or he resigns for good reason, in either case within one year after the occurrence of a change in control, he is entitled a severance payment equal to 1.0 times base salary (in lieu of the 0.5 times base salary otherwise payable) plus any accrued bonus for the fiscal year, and to continued COBRA benefits as described above as otherwise available upon termination without cause or for good reason.  For Mr. Kriete, this equals $300,000 plus accrued bonus of $175,013. All severance payments would be paid in twelve consecutive equal monthly installments.

•

Upon a change in control, PSUs related to the 2018 fiscal year would become earned as though earnings per share equals the Target earnings per share as specified in applicable PSU agreement, and the NEO’s individual performance factor is assumed to be 100%. These PSUs would vest immediately. Each NEO was granted 5,000 PSUs, on May 10, 2017. Therefore, even though only 3,750 of these shares were actually earned pursuant to these PSUs based on fiscal year 2018 results, had a change in control occurred at fiscal year-end and prior to performance determinations, and without regard to their continued employment, each of Messrs. Kriete, Rein, and Spitulnik, and Ms. Robinson, would have earned an additional 1,250 shares, or 5,000 shares in the aggregate, having a current value of $115,752.

•

Upon a change in control, all shares earned to date under each NEO’s restricted stock unit award, calculated on the basis of the amount of dividends declared and paid since the grant of the RSUs divided by $3.20, will vest.  This represents 1,312 shares having a value of $30,384 for Messrs. Kriete and Spitulnik and Ms. Robinson, and for Mr. Rein, 750 shares having a value of $17,362.

•

Upon a change in control, all outstanding stock options held by the respective NEOs would vest and become exercisable. For each of Messrs. Rein and Spitulnik, this means that the unvested portion of stock options for 20,000 shares of common stock with an exercise price of $19.58 per share, stock options for 20,000 shares of common stock with an exercise price of $12.05 per share and 30,000 shares of common stock with an exercise price of $14.75 would vest. For Ms. Robinson, the unvested portion of stock options for 10,000 shares of common stock with an exercise price of $12.05 and 30,000 shares of common stock with an exercise price of $14.75 per share would vest. For Mr. Kriete, the unvested portion of stock options for 30,000 shares of common stock with an exercise price of $13.65, 10,000 shares of common stock with an exercise price of $13.80 and 30,000 shares of common stock with an exercise price of $14.75 per share would vest.  The intrinsic value of those then fully vested stock options with an exercise price lower than the closing price of our stock as reported by NASDAQ on the last trading day of our fiscal year, March 29, 2018, would be $484,200 for Messrs. Rein and Spitulnik, $630,500 for Mr. Kriete and $363,000 for Ms. Robinson.

Resignation without good reason, termination by the Company for cause or retirement.

•	For Messrs. Kriete and Spitulnik and Ms. Robinson, any accrued bonus for the fiscal year, which was equal to $175,013, 175,622 and $199,218.
•

The NEO would not otherwise be entitled to any incremental value transfer.  Additionally, the NEO would not be entitled to receive any shares under outstanding PSUs, including earned but non-vested shares, and all stock options would terminate.

Except with regard to the outstanding options, PSU and RSU awards, in order for the NEO to receive the benefits discussed above related to a termination by the Company without cause or a resignation by the NEO for good reason and to a termination due to a change in control or a resignation for good reason following a change in control, the NEO is required to sign and deliver a release to the Company releasing the Company from all claims.  The NEO would also be restricted from competing against the Company and from soliciting certain Company employees for approximately one year.

CEO Pay Ratio

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC has adopted a final rule requiring annual disclosure of the ratio of the median employee’s annual compensation to the annual compensation of the CEO. As required, we are including this disclosure beginning with this Proxy Statement.

The median employee was identified from all full-time and part-time employees (including seasonal and temporary employees), excluding the CEO, who were employed by the Company on April 1, 2018. We selected March 31, 2018, which is within the last three months of fiscal year 2018, as the date upon which we would identify the median employee.

The median employee compensation was determined using total cash compensation, consisting of base salary, overtime pay and cash bonus. Compensation was measured over the previous 12 month period. We do not broadly provide equity compensation to our employees, so excluding equity did not affect the median employee identification. Wages were annualized for our employees who did not work the entire calendar year.

Mr. Wright had 2018 annual total compensation of $1,505,657 as reflected in the Summary Compensation Table included in this Proxy Statement. The median employee’s annual total compensation for 2018 that would be reportable in the Summary Compensation Table was $48,650. As a result, the CEO pay ratio is 31:1.

PROPOSAL NO. 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Regulation 14A under the Exchange Act was revised following the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and requires that the Company seek an advisory, non-binding shareholder vote on the compensation of our named executive officers as disclosed in this Proxy Statement. Accordingly, as required by the Exchange Act and the rules mandated by the SEC, we are providing our shareholders with the opportunity to cast an advisory, non-binding vote on the compensation of our NEOs, as disclosed in this proxy statement in accordance with and pursuant to the compensation disclosure rules of the SEC.

We believe that our compensation policies and procedures align with the long-term interests of our shareholders. The Company’s compensation program is guided by a carefully considered philosophy that total executive compensation should vary based on achievement of defined financial and non-financial goals and objectives, both individual and corporate, and should be focused on long-term strategies to build shareholder value. The Compensation Committee acts diligently to provide compensation opportunities that are competitive and that emphasize performance with a long-term perspective. We believe that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

We invite you to consider the details provided in the COMPENSATION DISCUSSION AND ANALYSIS, as well as the SUMMARY COMPENSATION TABLE and other tables and related materials included in this proxy statement. These will present you with the breadth of the considerations that are taken into account when setting compensation and details of the valuation of the elements of the compensation program as a whole. The Summary Compensation Table and its footnotes allow you to view the trends in compensation and application of our philosophies and practices for the last three years.

Because your vote is advisory, it will not be binding. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

The Company’s current policy is to provide our shareholders with an opportunity to approve the compensation of our named executed officers every three years. It is expected that the next advisory vote will be held at the 2021 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE, ON AN ADVISORY, NON-BINDING BASIS, “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED APRIL 1, 2018, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE SUMMARY COMPENSATION TABLE AND OTHER TABULAR INFORMATION AND RELATED MATERIAL.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY

VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act and related SEC Rules also require that the Company seek an advisory, non-binding shareholder vote on whether our shareholders would prefer advisory compensation votes of the type described in Proposal No. 3 every year, every two years, or every three years. The voting instructions allow you to choose the frequency you prefer. You may also “abstain” from voting on this proposal.

The Board and the Compensation Committee value the input of shareholders on the Company’s compensation practices.   However, they also believe that the nature of a performance based equity plan is that there will be annual variances from year to year in the level of performance achieved against pre-defined targets.  A  three-year cycle would give shareholders, management and the Compensation Committee time to evaluate the effectiveness of executive compensation on long-term company performance.  A three-year cycle would also provide the Compensation Committee sufficient time to thoughtfully respond to stockholders’ input, and to implement any appropriate changes to our executive compensation program and to evaluate the results of such changes before the next stockholder advisory vote. Therefore, after careful consideration, the Board and Compensation Committee believe that a three-year review of executive officer compensation is in the best interest of the shareowners and the Company.

As with Proposal No. 3, your vote is advisory and it will not be binding on the Company. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering the frequency of future shareholder advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE, ON AN ADVISORY, NON-BINDING BASIS FOR THE OPTION OF ONCE EVERY “THREE YEARS” AS THE PREFERRED FREQUENCY OF SHAREHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised solely of directors who are “independent” within the meaning of the United States Securities and Exchange Commission rules and NASDAQ Rules 5605(a)(2) and 5605(c)(2). The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available for review on our Website (www.tessco.com) under the heading “Investors.” The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has an agenda for the year that includes reviewing the Company’s financial statements, internal control over financial reporting and disclosure and audit matters. The Audit Committee also monitors the activities and performance of the Company’s external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by Ernst & Young LLP. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval, related to a particular defined task or scope of work and subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the Chairman then communicates such pre-approvals to the full Audit Committee. See “Principal Accountant Fees and Services” for more information regarding fees paid to Ernst & Young LLP for services in fiscal years 2018 and 2017.

The Audit Committee meets each quarter with Ernst & Young LLP and management to review the Company’s interim financial results before the publication of our quarterly earnings press releases. The Audit Committee also meets at other times throughout the year as needed. During fiscal year 2018, the Audit Committee met seven times. Management’s and the independent registered public accounting firm’s presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent firm. In addition, the Audit Committee generally oversees internal compliance programs. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by Company team members, received through established procedures, of any concerns regarding questionable accounting or auditing matters.

This report confirms that the Audit Committee has: (i) reviewed and discussed the audited financial statements for the year ended April 1, 2018 with management and the Company’s independent registered public accounting firm (Ernst & Young LLP);  (ii) discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard

No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board, or the “PCAOB”; (iii) reviewed the written disclosures and letters from Ernst & Young LLP as required by the rules of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and (iv) discussed with Ernst & Young LLP their independence from the Company.

The Company’s independent registered public accounting firm for fiscal year ended April 1, 2018, Ernst & Young LLP, also provided the Audit Committee with the written disclosures and letter required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence” and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Following the Audit Committee’s discussions with management and the independent auditor, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10‑K for the fiscal year ended April 1, 2018.

Respectfully,

Morton F. Zifferer, Jr. (Chair)

Benn R. Konsynski, Ph.D.

Jay G. Baitler

As of June 8, 2018

OTHER INFORMATION RELATING TO OUR DIRECTORS AND EXECUTIVE OFFICERS AND RELATED SHAREHOLDER MATTERS

Compensation Committee Interlocks and Insider Participation

There are no “interlocks” (as defined by the rules of the Securities and Exchange Commission) with respect to any member of the Compensation Committee of the Board of Directors, which is currently comprised of Messrs. Beletic, Baitler, Shaughnessy and Zifferer, and the Compensation Committee consists entirely of independent, non-employee directors who have never been employees of the Company.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to our team members, including all of our officers and directors, and particularly our chief executive officer, chief financial officer, principal accounting officer and other persons performing similar functions. This code is available on our Website (www.tessco.com) under the heading “Investors.” We will promptly disclose on our Website any amendments to, and waivers from, our code of business conduct and ethics, if and when required.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Our employees prepare these reports for our directors and executive officers on the basis of information obtained from them and from the Company’s records. Based on information available to us during fiscal year 2018, we believe that all applicable Section 16(a) filing requirements were met except that a single Form 4 for Mr. Zifferer was untimely filed.

Certain Relationships and Related Transactions

Our Compensation Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related party transactions. While the Company currently does not have a written policy regarding the review, approval or ratification of related party transactions, the Company and the Compensation Committee look to the rules of NASDAQ and of the SEC to determine what transactions may be considered to be of concern and apply these rules as the standard to determine whether a transaction or relationship would be permitted. Detailed questions are posed annually to the executive officers of the Company and to all members of the Board which require disclosure of any relationship or transaction that may be a related party transaction. These questionnaire responses are reviewed by management and disclosures are analyzed and reported to the entire Board. Potential issues are investigated. Related person transactions, if any, would be reviewed for the determination made by the Board annually that certain members of the Board are independent.

We did not pay any material underwriting discounts or commissions to a related person serving as a principal underwriter.

Shareholder Proposals for the 2019 Annual Meeting

Pursuant to Rule 14a‑8 under the Securities Exchange Act of 1934, as amended, some shareholder proposals may be eligible for inclusion in our 2019 proxy statement. These shareholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a‑8(b)(2), to our principal executive offices, in care of our Corporate Secretary, at the address set forth on the first page of this proxy statement. Failure to deliver a proposal in accordance with this procedure may result in the proposal not being deemed timely received.  We must receive all submissions no later than the close of business on February 8, 2019, unless the date of our annual meeting in 2019 is changed by more than thirty days from the date of our 2018 Annual Meeting.

In addition, under our bylaws, any stockholder who intends to nominate a candidate for election to our Board, or to propose business, at an annual meeting must give notice to our Corporate Secretary, at the address set forth on the first page of this proxy statement, no less than 120 days prior to the anniversary of the date of the mailing of the prior year proxy statement (or 90 days in the case of a stockholder notice of business to be brought before the meeting but not sought to be included in the Company’s proxy statement) unless the date of the meeting is changed by more than thirty (30) days from the date of the prior year’s annual meeting, in which case, to be timely, notice must be delivered no less than ninety (90) days prior to the newly announced date that the Company will mail its proxy statement. Our bylaws also specify information regarding the business to be brought before the meeting and the shareholder proposing such business, and information regarding the nominee, that must be provided in or together with the notice in order for it to be considered properly given. Accordingly, if a shareholder intends to nominate a director for election at the 2019 Annual Meeting, or if a shareholder desires to bring business before the 2019  Annual Meeting which is also to be included in our proxy statement for that meeting, notice from the shareholder so providing must be received by the Corporate Secretary at the address set forth on the first page of this Proxy Statement by no later than February 8,  2019, unless the date of the meeting is changed by more than thirty (30) days from the date of the 2018 Annual Meeting. We will not entertain any nominations or business at an Annual Meeting that do not meet the requirements set forth in our bylaws. We also reserve the right to omit from our proxy statement any shareholder proposal or business that we are not required to include under the Securities Exchange Act of 1934, including Rule 14a‑8, or otherwise.  If the shareholder does not also comply with the requirements of Rule 14a‑4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such matter or nomination.

Available Information

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 100 F Street, NE, Washington, D.C. 20549, or by calling the Securities and Exchange Commission’s at 1‑800‑SEC‑0330, or by way of the Securities and Exchange Commission’s Internet address, (www.sec.gov).

The Company will provide without charge to each shareholder, upon the written request of such person, a copy of the Company’s Annual Report on Form 10‑K, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission for the fiscal year ended April 1, 2018. Written requests for a copy of the Company’s Annual Report on Form 10‑K should be directed to Aric M. Spitulnik, Corporate Secretary, 11126 McCormick Road, Hunt Valley, Maryland 21031.

By Order of the Board of Directors,

Aric M. Spitulnik
Corporate Secretary

June 8, 2018

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Address Change? Mark box, sign, and indicate changes below: ■ TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. The Board of Directors recommends a vote “FOR” all nominees named in Proposal No. 1, “FOR” Proposal No. 2 and Proposal No. 3, and “THREE YEARS” for Proposal No. 4. 1. Proposal No. 1. To elect eight (8) director nominees to serve on our Board of Directors, each for a one (1) year term ending at the Annual Meeting of Shareholders to be held in 2019 and until their respective successors are duly elected and qualified. ■ ■ 01 Robert B. Barnhill, Jr. 02 John D. Beletic 03 Jay G. Baitler 04 Paul J. Gaffney 05 Benn R. Konsynski, Ph.D. 06 Dennis J. Shaughnessy 07 Murray N. Wright 08 Morton F. Zifferer, Jr. Vote FOR all nominees (except as marked) Vote WITHHELD from all nominees Please fold here – Do not separate (Instructions: To withhold authority to vote for any indicated nominee, mark the box above “Vote FOR all nominees (except as marked)” and write the number(s) of the nominee(s) for whom votes are withheld in the box provided to the right.) 2. Proposal No. 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2019. ■ ■ ■ For Against Abstain 3. Proposal No. 3. To conduct an advisory vote on named executive officer compensation for the fiscal year ended April 1, 2018. ■ ■ ■ For Against Abstain 4. Proposal No. 4. To conduct an advisory vote on the frequency of holding future advisory shareholder votes on named executive officer compensation. ONE YEAR TWO YEARS THREE YEARS ■ ■ ■ ■ Abstain The proxies named herein are hereby authorized to vote in their discretion upon any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof, including any proposal presented for any adjournment of the meeting. Receipt of notice of the meeting and proxy statement is hereby acknowledged, and the terms of the notice and proxy statement are hereby incorporated by reference into this proxy. The undersigned hereby revokes all proxies heretofore given for said meeting or any adjournment or postponement thereof. Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

TESSCO TECHNOLOGIES INCORPORATED ANNUAL MEETING OF SHAREHOLDERS Wednesday, July 18, 2018 9:00 a.m., local time 375 West Padonia Road Timonium, Maryland 21093 proxy The undersigned hereby appoints MURRAY N. WRIGHT and ARIC M. SPITULNIK, and each of them, with full power of substitution to each, as proxy, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of TESSCO Technologies Incorporated to be held Wednesday, July 18, 2018 at 9:00 a.m., local time, at the Company’s offices located at 375 West Padonia Road, Timonium, Maryland 21093, and at any adjournment or postponement thereof. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY SENDING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY TIMELY PROVIDING A LATER-DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE PERSON SIGNING IT. IF NO DIRECTION IS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES NAMED FOR ELECTION AS DIRECTORS, “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019, “FOR” APPROVAL ON AN ADVISORY BASIS, OF THE NAMED EXECUTIVE OFFICER COMPENSATION FOR FISCAL YEAR 2018, AND “THREE YEARS” ON AN ADVISORY BASIS, ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICERS COMPENSATION, AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. For shares held in TESSCO Technologies Incorporated employee benefit plans: This card also constitutes voting instructions to the trustees or administrators, as applicable, of certain of TESSCO Technologies Incorporated’s employee benefit plans to vote shares attributable to accounts the undersigned may hold under such plans as indicated on the reverse of this card. If no voting instructions are provided, such shares will be voted in accordance with the provisions of the respective plans. For shares held in TESSCO Technologies Incorporated’s employee benefit plans, the deadline for submitting voting instructions is 11:59 p.m. (Central Time) on July 15, 2018. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET/MOBILE www.proxypush.com/tess Use the Internet to vote your proxy until 11:59 p.m. (Central Time) on July 17, 2018. PHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (Central Time) on July 17, 2018. MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. *For shares held in TESSCO Technologies Incorporated employee benefit plans, the deadline for submitting instructions is 11:59 p.m. (Central Time) on July 15, 2018.